EXHIBIT 4.7

DATED 11 July 2013

KNUTSEN SHUTTLE TANKERS XII KS

as Borrower

KNOT SHUTTLE TANKERS AS

KNOT OFFSHORE PARTNERS LP

as Guarantors

KNOT SHUTTLE TANKERS 12 AS

KNUTSEN SHUTTLE TANKERS XII AS

as Partners

DNB BANK ASA

NORDEA BANK NORGE ASA

as Lenders, Mandated Lead Arrangers and Bookrunners

THE EXPORT-IMPORT BANK OF CHINA

as Lender and Mandated Lead Arranger

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

as Lender

- and -

DNB BANK ASA

as Agent and Security Trustee

SECOND AMENDMENT AND RESTATEMENT DEED

Loan facility of up to US$160,000,000 to assist

finance the construction and acquisition of

“FORTALEZA KNUTSEN” and “RECIFE KNUTSEN”

THIS DEED is made on 11 July 2013

BETWEEN:

1.	KNUTSEN SHUTTLE TANKERS XII KS as Borrower;

2.	KNOT SHUTTLE TANKERS AS and KNOT OFFSHORE PARTNERS LP as Guarantors;

3.	KNOT SHUTTLE TANKERS 12 AS as Limited Partner and KNUTSEN SHUTTLE TANKERS XII AS as General Partner;

4.	DNB BANK ASA, NORDEA BANK NORGE ASA, THE EXPORT-IMPORT BANK OF CHINA and SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED as Lenders;

5.	DNB BANK ASA, NORDEA BANK NORGE ASA and THE EXPORT-IMPORT BANK OF CHINA as Mandated Lead Arrangers and, in the case of DNB BANK ASA and NORDEA BANK NORGE ASA only, also in their capacity as Bookrunners;

6.	DNB BANK ASA as Agent; and

7.	DNB BANK ASA as Security Trustee.

WHEREAS

(A)	By a loan agreement dated 1 December 2009 (as amended by a supplemental agreement dated 14 February 2011, a second supplemental deed dated 6 July 2012, a third supplemental deed dated 27 February 2013, an amendment and restatement deed dated 9 April 2013, a fourth supplemental deed dated 29 April 2013 and certain Transfer Certificates) now made between (1) the Borrower, (2) the Lenders, (3) the Mandated Lead Arrangers and Bookrunners, (4) the Agent and (5) the Security Trustee (the “Loan Agreement”), the Lenders agreed to make available to the Borrower a loan of up to $160,000,000 to finance the construction and acquisition of “FORTALEZA KNUTSEN” and “RECIFE KNUTSEN”, of which $113,052,748.01 remains outstanding on the date of this Deed.

(B)	The Borrower has requested that the Loan be increased by an additional amount of up to $25,422,252 (the “Additional Amount”) to be advanced to it for general corporate purposes of which $12,544,020 is to form an additional part of Tranche A and of which $12,878,232 is to form an additional part of Tranche B.

(C)	Two of the Lenders, namely DNB Bank ASA and Nordea Bank Norge ASA (in that capacity, the “Increase Lenders”), have agreed to make the Additional Amount available to the Borrower and the Banks have consented to the Additional Amount being added to the Loan on a pari passu basis upon the terms set out in the Amended and Restated Loan Agreement.

(D)	This Deed provides for the consequential amendment and restatement of the Loan Agreement so as to set out the terms and conditions on which, with the approval of the Banks, the Increase Lenders agree to make the Additional Amount available to the Borrower.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	In this Deed including its recitals (unless the context otherwise requires) any terms and expressions not defined herein but whose meanings are defined in the Loan Agreement shall have the meanings set out therein.

1.2	In this Deed:

“Amended and Restated Loan Agreement” means the Loan Agreement as amended and restated by this Deed in the form set out in Appendix 1;

“Amendment Fee Letter” means the amendment fee letter agreement dated the same date as this Deed made between the Agent and the Borrower in respect of the amendment fee payable in respect of this Deed;

“Effective Time” means the time at which the Agent has notified each of the other parties to this Deed that the conditions precedent in Clause 5.2 are satisfied;

“Existing Borrower Shares Security” means the first priority Norwegian law instrument of pledge dated 16 April 2013 creating security in respect of the partnership shares in the Borrower owned by the Limited Partner executed by the Limited Partner in favour of the Security Trustee.

1.3	The provisions of Clauses 1.2 and 1.3 of the Loan Agreement shall extend and apply hereto as if the same were (mutatis mutandis) herein expressly set forth.

1.4	Other than Crédit Agricole Corporate and Investment Bank in respect of Clause 3, a person who is not a party to this Deed may not enforce, or otherwise have the benefit of, any provision of this Deed under the Contracts (Rights of Third Parties) Act 1999.

2.	AGREEMENT OF THE BANKS

2.1	The Banks (including for that purpose the Increase Lenders) agree, subject to and upon the terms and conditions of this Deed, to:

2.1.1	the Additional Amount being made available to the Borrower by the Increase Lenders; and

2.1.2	the consequential amendments to the Loan Agreement and the other Finance Documents as set out in this Deed.

The agreement of the Banks contained in this Clause 2.1 shall have effect on and from the Effective Time.

3.	RELEASE OF CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK AS MANDATED LEAD ARRANGER

The parties to this Deed acknowledge that Crédit Agricole Corporate and Investment Bank resigned as a Mandated Lead Arranger under the Loan Agreement with effect from 9 July 2013 (being the date on which, by reason of certain Transfer Certificates, it ceased to be a Lender). Accordingly, it is agreed that Crédit Agricole Corporate and Investment Bank ceased to be a party to the Loan Agreement on and with effect from that date.

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4.	AMENDMENT AND RESTATEMENT OF THE LOAN AGREEMENT

With effect on and from the Effective Time the Loan Agreement shall be, and shall be deemed by this Deed to be, amended and restated in the form of the Amended and Restated Loan Agreement as attached in Appendix 1.

5.	CONDITIONS PRECEDENT

5.1	The agreement of the Banks contained in Clause 2.1 is subject to the fulfilment of the conditions precedent in Clause 5.2.

5.2	The conditions referred to in Clause 5.1 are that:

5.2.1	the Agent has received payment of the fees and expenses specified in Clause 10 to the extent due and payable on or before the Effective Time;

5.2.2	the Agent has received all of the documents and evidence specified in Schedule 1 in all respects in form and substance satisfactory to the Lenders on or before 23 August 2013 or such later date as the Banks may agree with the Borrower and the other Obligors; and

5.2.3	at the Effective Time:

(a)	the representations and warranties contained in Clause 8 are true and correct; and

(b)	no Event of Default or Potential Event of Default has occurred or will arise following the completion of the transactions contemplated by this Deed.

5.3	The conditions precedent set out in this Clause 5 are for the exclusive benefit of the Banks, and the Banks may accordingly waive any or all of them on such conditions as they may think fit.

6.	REDUCTION IN SHARE CAPITAL

6.1	Subject to Clause 6.2 and to the conditions precedent in Clause 5.2 being satisfied or waived, the Security Trustee undertakes that, in order for the reduction in the share capital of the Borrower to be completed as permitted by Clause 11.3.12 of the Amended and Restated Loan Agreement, it will release the Existing Borrower Shares Security and redeliver to the Limited Partner the original share certificate representing the Limited Partner’s shares in the Borrower (which share certificate is held by the Security Trustee pursuant to the Existing Borrower Shares Security).

6.2	The undertaking given by the Security Trustee under Clause 6.1 is given subject to the condition that, upon the said share reduction taking place and in immediate exchange for the release of the Existing Borrower Shares Security and redelivery of the said share certificate by the Security Trustee, the Limited Partner will:

6.2.1	execute a new first priority Norwegian law instrument of pledge in favour of the Security Trustee over its partnership shares in the Borrower following the said share capital reduction, such instrument to be in the same terms as the Existing Borrower Shares Security, save for logical changes only (a “Replacement Borrower Shares Security”); and

6.2.2	deliver the new share certificate for its partnership shares in the Borrower to the Security Trustee.

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6.3	Any failure by the Limited Partner to comply with its obligations under Clause 6.2 shall be an Event of Default.

6.4	The other Banks confirm that they agree to the provisions of this Clause 6 and irrevocably authorise and instruct the Security Trustee to act in accordance with such provisions.

7.	NO OTHER AMENDMENTS

Save as expressly amended hereby, all other terms and conditions of the Loan Agreement and the other Finance Documents shall remain unaltered in full force and effect.

8.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Banks as at the Effective Time that the representations and warranties in Clause 10 of the Amended and Restated Loan Agreement are true and not misleading.

9.	CONFIRMATION

Each party to this Deed acknowledges and agrees, for the avoidance of doubt, that each of the Finance Documents to which it is a party shall remain in full force and effect notwithstanding the terms of this Deed and shall continue to secure the Outstanding Indebtedness as well as the Additional Amount and all interest thereon.

10.	FEES AND EXPENSES

10.1	The Borrower shall pay to the Agent for distribution to the Lenders a non-refundable amendment fee on such date and in such amount as is specified in the Amendment Fee Letter.

10.2	The Borrower agrees to pay to the Banks on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Banks in connection with the negotiation, preparation, execution and, where relevant, registration of this Deed.

11.	COUNTERPARTS

This Deed may be executed in any number of counterparts each of which shall be deemed to be an original and, when executed, all such counterparts taken together shall be deemed to constitute one and the same instrument.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Deed and any non contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

12.2	The provisions of Clause 25.2 to 25.6 of the Loan Agreement shall extend and apply hereto as if the same were (mutatis mutandis) herein expressly set forth.

THIS DEED has been duly executed by or on behalf of the parties hereto as a Deed and has, on the date stated at the beginning of this Deed, been delivered as a deed.

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SCHEDULE 1

CONDITIONS PRECEDENT

The following are the documents or evidence referred to in Clause 5.2.2.

1.	7 originals of this Deed duly executed by the parties to it.

2.	2 originals of the Amendment Fee Letter duly executed by the parties to it.

3.	A certificate from a director or officer of the Borrower, the Parent Guarantor, KNOT Shuttle Tankers, the General Partner and the Limited Partner confirming that there have been no changes to the constitutional documents of that party since copies were last provided to the Agent (or attaching copies of any amendments to such constitutional documents if there have been any changes).

4.	A certificate of good standing or other evidence for the Borrower, the Parent Guarantor, KNOT Shuttle Tankers, the General Partner and the Limited Partner that it is in good standing.

5.	A certificate signed by the secretary or a director of the Borrower, the Parent Guarantor, KNOT Shuttle Tankers, the General Partner and the Limited Partner stating:

(a)	its directors (if any) and its officers;

(b)	the names and holdings of its partners (in the case of the Borrower) or its shareholders (in the case of each other such party except the Parent Guarantor);

(c)	that no licences, authorisations, approvals or consents are required by it in connection with the execution, delivery, performance, validity and enforceability of this Deed or, if any such licences, authorisations, approvals or consents are required by it, attaching certified copies of the same.

6.	Certified copies of resolutions of the Borrower, the Parent Guarantor, KNOT Shuttle Tankers, the General Partner and the Limited Partner approving this Deed and approving the transactions contemplated thereby and authorising the execution of such documents by an officer or attorney of that party.

7.	Originals of the powers of attorney, if any, issued pursuant to the resolutions referred to in paragraph 6 above.

8.	Such certificates and documents as any Bank may reasonably require in order to comply with any anti-money laundering or “know your customer” legislation, regulation or procedures applicable to it.

9.	Legal opinions in form and substance acceptable to the Lenders (or confirmation satisfactory to the Agent that such legal opinions will be issued in form and substance acceptable to the Lenders) from:

(a)	Holman Fenwick Willan LLP concerning such matters of English law as the Agent may reasonably require;

(b)	Wikborg Rein concerning such matters of Norwegian law as the Agent may reasonably require;

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(c)	Seward & Kissel LLP concerning such matters of Marshall Islands law as the Agent may reasonably require; and

(d)	Higgs & Johnson concerning such matters of Bahamian law as the Agent may reasonably require.

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EXECUTION PAGES

THE BORROWER

SIGNED and DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ BJØRN SANDE URTEGAARD
KNUTSEN SHUTTLE TANKERS	)	Bjørn Sande Urtegaard
XII KS	)	(attorney-in-fact)
in the presence of:	)
/s/ ERIK MEYER-LAMPE
Erik Meyer-Lampe

THE GUARANTORS

SIGNED and DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ BJØRN SANDE URTEGAARD
KNOT SHUTTLE TANKERS AS	)	Bjørn Sande Urtegaard
in the presence of:	)	(attorney-in-fact)
/s/ ERIK MEYER-LAMPE
Erik Meyer-Lampe

SIGNED and DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ ARILD VIK
KNOT OFFSHORE PARTNERS LP	)	Arild Vik
in the presence of:	)
/s/ MORAG O’NEILL
Morag O’Neill

THE PARTNERS

SIGNED and DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ BJØRN SANDE URTEGAARD
KNOT SHUTTLE TANKERS 12 AS	)	Bjørn Sande Urtegaard
in the presence of:	)	(attorney-in-fact)
/s/ ERIK MEYER-LAMPE
Erik Meyer-Lampe

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SIGNED and DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ BJØRN SANDE URTEGAARD
KNUTSEN SHUTTLE TANKERS	)	Bjørn Sande Urtegaard
XII AS	)	(attorney-in-fact)
in the presence of:	)
/s/ ERIK MEYER-LAMPE
Erik Meyer-Lampe

THE BANKS

SIGNED and DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ KATHERINE NOBLE
DNB BANK ASA	)	Katherine Noble
as Lender, Mandated Lead Arranger,	)	Attorney-in-fact
Bookrunner, Agent and Security Trustee	)
in the presence of:	)
/s/ HOLLY FOSTER
Holly Foster

SIGNED and DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ KATHERINE NOBLE
THE EXPORT-IMPORT BANK	)	Katherine Noble
OF CHINA as Lender and Mandated Lead	)	Attorney-in-fact
Arranger	)
in the presence of:	)
/s/ HOLLY FOSTER
Holly Foster

SIGNED and DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ KATHERINE NOBLE
NORDEA BANK NORGE ASA	)	Katherine Noble
as Lender, Mandated Lead Arranger and	)	Attorney-in-fact
Bookrunner	)
in the presence of:	)
/s/ HOLLY FOSTER
Holly Foster

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SIGNED and DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ KATHERINE NOBLE
SUMITOMO MITSUI BANKING	)	Katherine Noble
CORPORATION EUROPE	)	Attorney-in-fact
LIMITED	)
as Lender	)
in the presence of:	)
/s/ HOLLY FOSTER
Holly Foster

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APPENDIX 1

FORM OF AMENDED AND RESTATED LOAN AGREEMENT

10

DATED 1 December 2009

(as amended by a supplemental agreement dated 14 February 2011, a second supplemental agreement dated 6 July 2012, a third supplemental agreement dated 27 February 2013, an amendment and restatement deed dated 9 April 2013, a fourth supplemental agreement dated 29 April 2013 and a second amendment and restatement deed dated 11 July 2013)

KNUTSEN SHUTTLE TANKERS XII KS

as Borrower

DNB BANK ASA

NORDEA BANK NORGE ASA

THE EXPORT-IMPORT BANK OF CHINA

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

as Lenders

DNB BANK ASA

NORDEA BANK NORGE ASA

as Mandated Lead Arrangers and Bookrunners

THE EXPORT-IMPORT BANK OF CHINA

as Mandated Lead Arranger

- and -

DNB BANK ASA

as Agent and Security Trustee

LOAN AGREEMENT

relating to a senior pre- and post-delivery loan facility

of up to US$160,000,000 to assist finance the

construction and acquisition of “FORTALEZA KNUTSEN” and

“RECIFE KNUTSEN”

THIS AGREEMENT BETWEEN:

1.	KNUTSEN SHUTTLE TANKERS XII KS, a limited partnership established under the laws of Norway with organisation number 991959610 and having its registered office at Smedasundet 40, 5529 Haugesund, Norway (the “Borrower”);

2.	DNB BANK ASA, a company incorporated under the laws of Norway acting through its office at Lars Hillesgt. 30, N-5020 Bergen, Norway, NORDEA BANK NORGE ASA, a company incorporated under the laws of Norway acting through its office at Middelthuns gate 17, P.O. Box 1166 Sentrum, NO-0107 Oslo, Norway, THE EXPORT-IMPORT BANK OF CHINA, a company incorporated under the laws of the People’s Republic of China acting through its office at No. 30, Fu Xing Men Nei Street, Xicheng District, Beijing 100031, People’s Republic of China and SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED, a company incorporated under the laws of England and Wales acting through its office at 99 Queen Victoria Street, London EC4V 4EH in their capacity as lenders of the Original Sub-Tranches (the “Original Lenders”) and, in the case of DNB Bank ASA and Nordea Bank Norge ASA only, also in their capacity as lenders of the Additional Sub-Tranches (the “Increase Lenders”);

3.	DNB BANK ASA, a company incorporated under the laws of Norway acting through its office at Lars Hillesgt. 30, N-5020 Bergen, Norway, NORDEA BANK NORGE ASA, a company incorporated under the laws of Norway acting through its office at Middelthuns gate 17, P.O. Box 1166 Sentrum, NO-0107 Oslo, Norway and THE EXPORT-IMPORT BANK OF CHINA, a company incorporated under the laws of the People’s Republic of China acting through its office at No. 30, Fu Xing Men Nei Street, Xicheng District, Beijing 100031, People’s Republic of China, in their capacity as mandated lead arrangers (the “Mandated Lead Arrangers”) and, in the case of DNB Bank ASA and Nordea Bank Norge ASA only, also in their capacity as bookrunners (the “Bookrunners”);

4.	DNB BANK ASA, a company incorporated under the laws of Norway acting through its office at Lars Hillesgt. 30, N-5020 Bergen, Norway in its capacity as agent for the Lenders (the “Agent”); and

5.	DNB BANK ASA, a company incorporated under the laws of Norway acting through its office at Lars Hillesgt. 30, N-5020 Bergen, Norway in its capacity as security trustee for the Banks (the “Security Trustee”)

was originally made on 1 December 2009 and was amended by a supplemental agreement dated 14 February 2011, a second supplemental agreement dated 6 July 2012, a third supplemental agreement dated 27 February 2013, an amendment and restatement deed dated 9 April 2013, a fourth supplemental deed dated 29 April 2013 and the Second Amendment and Restatement Deed as well as being amended by certain Transfer Certificates.

WHEREAS:

(A)	Pursuant to the Original Loan Agreement the Original Lenders advanced the Original Sub-Tranches to the Borrower in the aggregate amount of $160,000,000 for the purpose of assisting it to finance the construction and acquisition of the Vessels. As at the date of the Second Amendment and Restatement the outstanding principal amount of the Original Sub-Tranches was $113,052,748.01.

(B)	Pursuant to the Second Amendment and Restatement Deed the Increase Lenders agreed to advance the Additional Sub-Tranches to the Borrower in the aggregate amount of up to $25,422,252 to be used by the Borrower for general corporate purposes (on a pari passu basis with the Original Sub-Tranches) and it was agreed that the Original Loan Agreement should be amended and restated on the basis set out in this Agreement.

(C)	Pursuant to the Junior Loan Agreement the Junior Lenders advanced the Junior Loan to the Borrower in the aggregate amount of $19,000,000 for the purpose of assisting it to finance the construction and acquisition of the Vessels. The Junior Loan has since been prepaid in full (and the Junior Loan Facility cancelled in full) but the Junior Security Documents remain in place for the benefit of the Swap Providers as security for the Master Agreement Liabilities incurred by the Borrower under Master Agreements entered into by it on or after the closing date of the initial public offering of the common units representing limited partner interests in the Parent Guarantor.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the Recitals, the following expressions shall have the following meanings:

“Account Pledge” means a first priority Norwegian law instrument of pledge creating security in respect of the Earnings Accounts dated 30 March 2011 executed by the Borrower as security for the Borrower’s obligations under the Finance Documents;

“Additional Sub-Tranches” means:

(a)	the amount of up to $12,544,020 to be advanced by the Increase Lenders to the Borrower for general corporate purposes and which is to form part of Tranche A and, as the context may require, means the principal amount from time to time drawn in respect of that Additional Sub-Tranche and outstanding under this Agreement (“Sub-Tranche A2”); and

(b)	the amount of up to $12,878,232 to be advanced by the Increase Lenders to the Borrower for general corporate purposes and which is to form part of Tranche B and, as the context may require, means the principal amount from time to time drawn in respect of that Additional Sub-Tranche and outstanding under this Agreement (“Sub-Tranche B2”);

“Advance” refers to each advance of the Original Sub-Tranches and has the meaning given in Clause 2.1;

“Agency Fee Letter” means the fee letter agreement dated 1 December 2009 made between the Agent and the Borrower in respect of the agency fee payable under Clause 15.3;

“Amendment Date” means the date on which the Agent has notified each of the other parties to this Agreement that the conditions precedent in Clause 5.2 of the Second Amendment and Restatement Deed are satisfied;

“Amendment Fee Letter” means the fee letter agreement dated the same date as the Second Amendment and Restatement Deed and made between the Agent and the Borrower in respect of the amendment fee payable under Clause 15.1;

“Applicable Margin” means 3.00% per annum;

“Availability Period” means, for each Additional Sub-Tranche, the period commencing on the date of the Second Amendment and Restatement Deed and ending on the earlier of (a) 23 August 2013 (or such later date as the Increase Lenders may agree) and (b) the date on which the obligations of the Increase Lenders in respect of that Additional Sub-Tranche are cancelled in full;

“Bank” means any of the Lenders, the Mandated Lead Arrangers, the Bookrunners, the Agent and the Security Trustee;

“Banking Day” means a day (excluding Saturdays and Sundays) on which banks are open in London, Bergen, Paris and Beijing and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Borrower Shares Security” means a first priority Norwegian law instrument of pledge creating security in respect of the partnership shares in the Borrower owned by the Limited Partner dated 16 April 2013 and executed by the Limited Partner in favour of the Security Trustee as security for the Borrower’s obligations under the Finance Documents or, as the case may be, a Replacement Borrower Shares Security as referred to in Clause 6.2.1 of the Second Amendment and Restatement Deed;

“Break Costs” means, in respect of a Lender, all costs, losses, premiums or penalties incurred by that Lender as a result of its receiving any prepayment of all or any part of the Loan on a day other than the last day of an Interest Period in respect of the same, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of its Contribution, and any liabilities, expenses or losses incurred by that Lender in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by that Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement;

“Charter” means, in relation to a Vessel, the bareboat charter in respect of that Vessel dated 14 November 2007 (as amended and novated from time to time) now made between the Borrower and the Charterers pursuant to which the Charterers have agreed to take such Vessel on bareboat charter for a period of 12 years at a net rate of $33,300 per day (exclusive of deductions for brokerage commission);

“Charter Assignment” means, in relation to a Vessel, the first priority assignment of the Charter in respect of that Vessel dated 6 July 2012 and executed by the Borrower in favour of the Security Trustee;

“Charter Period” means, in relation to a Vessel, the period during which that Vessel is in the possession and control of the Charterers (or either of them) under and in accordance with the Charter relating to it (whether or not off hire);

“Charter Termination Event” means, in relation to a Vessel, any of the following events or circumstances:

(a)	it becomes impossible or unlawful for any party to the Charter in respect of that Vessel to fulfil any of its obligations thereunder or to exercise any rights vested in it thereby; or

(b)	the Charter in respect of that Vessel being breached in any material respect by any party thereto or being terminated or for any reason becoming invalid or unenforceable or otherwise ceases to be in full force and effect; or

(c)	the Charter in respect of that Vessel being repudiated in accordance with any applicable law;

“Charterers” means Fronape and Transpetro;

“Classification Society” means, in relation to a Vessel, Det Norske Veritas or such other classification society as may from time to time be approved in writing by the Lenders;

“Commitment” means in relation to an Increase Lender in respect of an Additional Sub-Tranche, the amount set opposite its name in Part 2 of Schedule 1 in respect of that Additional Sub-Tranche to the extent not cancelled, reduced or transferred by it under Clause 2.2 or any other provision of this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Increase Lenders);

“Contribution” means:

(a)	in relation to an Original Lender in respect of an Original Sub-Tranche, the outstanding principal part of that Sub-Tranche owing to such Original Lender at any time (as reduced by any relevant term of this Agreement) and being, as at the date of the Second Amendment and Restatement Deed, the amount set out opposite its name in Part 1 of Schedule 1 in respect of that Sub-Tranche;

(b)	in relation to an Increase Lender in respect of an Additional Sub-Tranche, the outstanding principal part of that Sub-Tranche owing to such Increase Lender at any time (as reduced by any relevant term of this Agreement);

(c)	in relation to a Transferee Lender in respect of a Sub-Tranche, the outstanding principal part of that Sub-Tranche transferred to it and owing to it at any time (as reduced by any relevant term of this Agreement), and, as the context may require, means such other amount owing to any relevant Lender at any relevant time and “Total Contributions” means the aggregate of the Contributions of all the Lenders;

“Coordination Agreement” means the coordination agreement dated 9 April 2013 (as amended and supplemented from time to time) and made between (1) the Borrower, (2) the Security Trustee and (3) the Junior Security Trustee setting out the terms on which the Junior Security Documents are subordinated to the Security Documents;

“Deed of Covenant” means:

(a)	in relation to Vessel A, the deed of covenants collateral to the Mortgage on that Vessel dated 30 March 2011 and executed by the Borrower in favour of the Security Trustee as security for the Borrower’s obligations under the Finance Documents; and

(b)	in relation to Vessel B, the deed of covenants collateral to the Mortgage on that Vessel dated 3 August 2011 and executed by the Borrower in favour of the Security Trustee as security for the Borrower’s obligations under the Finance Documents;

“Default Rate” means the annual rate of interest determined in accordance with Clause 6.3;

“Deregistration Document” has the meaning given to it in Clause 13.3.5;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means:

(a)	in respect of an Advance of an Original Sub-Tranche, the date of drawing of that Advance as specified in Clause 2.1; and

(b)	in respect of the Additional Sub-Tranches, the Banking Day on which the Borrower specifies that it wishes the Additional Sub-Tranches to be advanced or (as the context requires) the date on which the Additional Sub-Tranches are actually advanced to the Borrower;

“Dual Registration” has the meaning given to it in Clause 13.1.1;

“Earnings” means, in relation to a Vessel, all moneys whatsoever (and all claims for such moneys), present and future, which are earned or recoverable by, or become payable to or for the account of, the Borrower at any time during the Security Period arising (whether in contract, tort or otherwise howsoever), directly or indirectly, out of the ownership, use or operation of that Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable in the event of requisition of that Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for employment of that Vessel, and all moneys (other than in respect of Insurances or Requisition Compensation) arising from a Total Loss, together with the benefit of any guarantee, indemnity or other security which may at any time be given as security for the payment of such moneys;

“Earnings Accounts” means, together, the Dollar denominated earnings account with account number 1250.04.13857, the Euro denominated earnings account with account number 1250.60.20814 and the Norwegian Kroner denominated earnings account with account number 1503.01.88559, each opened by the Borrower with the Agent as required under Clause 9.1;

“Encumbrance” means any mortgage, charge, (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect);

“Euro” and “€” mean the lawful currency of the participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time;

“Event of Default” means any of the events listed in Clause 14.1;

“Execution Date” means 1 December 2009;

“Factoring Agreement” means the first priority Norwegian law factoring agreement and collateral declaration of pledge in respect thereof dated 3 December 2009 and executed by the Borrower in favour of the Security Trustee as security for the Borrower’s obligations under the Finance Documents;

“Fee Letters” means the Agency Fee Letter and the Amendment Fee Letter;

“Final Maturity Date” means 3 August 2016 or, if earlier, the date on which the final Repayment Instalment falls due;

“Finance Documents” means this Agreement, the Fee Letters, the Security Documents and any other documents designated as such by the Agent and the Borrower;

“Financial Indebtedness” means any indebtedness in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

“Fronape” means Fronape International Company B.V. a company incorporated under the laws of the Netherlands with registered number 53561767 and having its registered office at Prins Bernhardplein 200, 1097JBM, Amsterdam;

“GAAP” means the Norwegian accounting requirements, practices and regulations as set out in the Norwegian Accounting Act of 17 July 1998 no. 56, and as recommended by the guidelines and standards from time to time issued by Norsk Regnskapsstiftelse, and the regulations and guidelines of the IFRS (all as amended or supplemented from time to time);

“General Assignment” means:

(a)	in relation to Vessel A, the first priority assignment of the Insurances, Earnings and Requisition Compensation of that Vessel dated 30 March 2011 and executed by the Borrower in favour of the Security Trustee as security for the Borrower’s obligations under the Finance Documents; and

(b)	in relation to Vessel B, the first priority assignment of the Insurances, Earnings and Requisition Compensation of that Vessel dated 3 August 2011 and executed by the Borrower in favour of the Security Trustee as security for the Borrower’s obligations under the Finance Documents;

“General Partner” means Knutsen Shuttle Tankers XII AS, a company incorporated under the laws of Norway with organisation number 991959556 and having its registered office at Smedasundet 40, 5529 Haugesund, Norway;

“General Partner Shares Security” means a first priority Norwegian law instrument of pledge creating security in respect of the shares in the General Partner dated 27 February 2013 and executed by KNOT Shuttle Tankers as security for the Borrower’s obligations under the Finance Documents;

“Group” means the Parent Guarantor and its subsidiaries for the time being;

“Guarantees” means the KNOT Shuttle Tankers Guarantee and the Parent Guarantee;

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Insurances” means, in relation to a Vessel, all policies and contracts of insurance (including all entries of that Vessel in a protection and indemnity association and a war risks association) which are from time to time taken out or entered into in respect of that Vessel or her Earnings or otherwise howsoever and all benefits of such policies and contracts, including all claims of whatsoever nature and return of premiums;

“Interest Date” means, in relation to a Tranche or any part thereof (as the case may be), a date upon which interest is due and payable in accordance with Clause 6.1;

“Interest Period” means, in relation to a Tranche or any part thereof (as the case may be), each period determined in accordance with Clause 6.4;

“Interest Rate” means, in relation to a Tranche or any part thereof (as the case may be), the annual rate of interest which is determined by the Agent in accordance with Clause 6.2;

“ISM Code” means The International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organisation as Resolutions A.741(18) and A.913(22) (as amended, supplemented or replaced from time to time);

“ISPS Code” means The International Ship and Port Facility Security Code as adopted by the International Maritime Organisation (as amended, supplemented or replaced from time to time);

“Junior Agent” means DNB Bank ASA acting in its capacity as agent under and in relation to the Junior Loan Agreement;

“Junior Finance Documents” means the Junior Loan Agreement, the Master Agreements, the Junior Loan Guarantees and the Junior Security Documents;

“Junior KNOT Shuttle Tankers Guarantee” means the irrevocable and unconditional deed of guarantee and indemnity of the Borrower’s obligations under the Junior Finance Documents executed by KNOT Shuttle Tankers in favour of the Junior Security Trustee dated 9 April 2013;

“Junior Lenders” means DNB Bank ASA and Nordea Bank Norge ASA acting in their capacity as lenders under the Junior Loan Agreement;

“Junior Loan” means the loan of $19,000,000 originally made available to the Borrower under the Junior Loan Agreement and which has since been prepaid in full as referred to in Recital (C);

“Junior Loan Agreement” means the loan facility agreement dated 1 December 2009 (as amended and supplemented from time to time) made between, amongst others, (1) the Borrower, (2) the Junior Lenders, (3) the Swap Providers, (4) the Junior Agent and (5) the Junior Security Trustee setting out the terms and conditions on which the Junior Loan Facility was made available to the Borrower and setting out also the terms and conditions on which the Junior Security Trustee has been appointed to hold the Junior Security Documents on behalf of the Swap Providers;

“Junior Loan Facility” means the loan facility in the amount originally of $19,000,000 made available to the Borrower by the Junior Lenders under the Junior Loan Agreement and which has since been cancelled and prepaid in full as referred to in Recital (C);

“Junior Loan Guarantees” means the Junior KNOT Shuttle Tankers Guarantee and the Junior Parent Guarantee;

“Junior Parent Guarantee” means the irrevocable and unconditional deed of guarantee and indemnity of the Borrower’s obligations under the Junior Finance Documents executed by the Parent Guarantor in favour of the Junior Security Trustee dated 11 April 2013;

“Junior Security Documents” means the following documents executed in favour of the Junior Security Trustee and which, following the prepayment in full of the Junior Loan as referred to in Recital (C), are held by it as security for repayment of the Master Agreement Liabilities:

(a)	in relation to each Vessel, a second priority mortgage (and, if relevant, deed of covenants) on that Vessel executed by the Borrower;

(b)	in relation to each Vessel, a second priority assignment of the Insurances and Requisition Compensation of that Vessel executed by the Borrower;

(c)	in relation to each Vessel, a second priority assignment of the Charter in respect of that Vessel executed by the Borrower;

(d)	a second priority Norwegian law instrument of pledge creating security in respect of the Earnings Accounts executed by the Borrower;

(e)	a second priority Norwegian law factoring agreement and collateral declaration of pledge in respect thereof executed by the Borrower;

(f)	a second priority Norwegian law instrument of pledge creating security in respect of the partnership shares in the Borrower owned by the Limited Partner executed by the Limited Partner; and

(g)	a second priority Norwegian law instrument of pledge creating security in respect of the shares in the General Partner executed by KNOT Shuttle Tankers;

“Junior Security Trustee” means DNB Bank ASA acting in its capacity as security trustee under and in relation to the Junior Loan Agreement;

“KNOT Shuttle Tankers” means KNOT Shuttle Tankers AS, a company incorporated under the laws of Norway with organisation number 998 942 829 and having its registered office at Smedasundet 40, 5529 Haugesund, Norway;

“KNOT Shuttle Tankers Guarantee” means the irrevocable and unconditional deed of guarantee and indemnity of the Borrower’s obligations under the Finance Documents executed by KNOT Shuttle Tankers in favour of the Security Trustee dated 9 April 2013;

“Lenders” means:

(a)	any Original Lender;

(b)	any Increase Lender; and

(c)	any bank, financial institution or other entity which has become a Party in accordance with Clause 21,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“Lending Office” means, in respect of a Lender, the office through which it will perform its obligations under this Agreement being, in the case of an Original Lender, the office set out against its name in Part 1 of Schedule 1 and, in the case of an Increase Lender, the office set out against its name in Part 2 of Schedule 1 and, in the case of each other Lender, the office specified in the relevant Transfer Certificate by which it becomes a Party (or such other office in respect of any Lender as may be selected by it in accordance with Clause 21.11);

“LIBOR” means, in relation to an Interest Period or any other relevant period:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for that period) the rate quoted to the Agent by leading banks in the London interbank market,

at or about 11.00 a.m. London time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to that period provided that, if any such rate is below zero, LIBOR will be deemed to be zero;

“Limited Partner” means KNOT Shuttle Tankers 12 AS, a company incorporated under the laws of Norway with organisation number 999 328 024 and having its registered office at Smedasundet 40, 5529, Haugesund, Norway;

“Limited Partnership Agreement” means the partnership agreement dated 15 April 2013 (as amended and supplemented from time to time) in respect of the Parent Guarantor limited partnership;

“Liquidity” mean the aggregate net amount of all cash beneficially owned by the Borrower and which is free from Encumbrances (other than Permitted Encumbrances and any bankers’ ordinary rights of set-off);

“Loan” means the aggregate outstanding principal amount from time to time of the Tranches;

“Majority Lenders” means Lenders the aggregate of whose Contributions at any relevant time exceeds 50% of the Total Contributions at such time;

“Market Disruption Event” has the meaning given to it in Clause 6.6;

“Master Agreement” means, in relation to a Swap Provider, any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered or to be entered into by the Borrower with that Swap Provider and includes all transactions from time to time entered into, and all confirmations from time to time exchanged or deemed exchanged, thereunder;

“Master Agreement Liabilities” means, as at any relevant date, all liabilities of the Borrower to the Swap Providers under or pursuant to the Master Agreements, whether actual or contingent, present or future;

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or a material adverse effect on:

(a)	the financial condition or business of any Obligor;

(b)	the ability of any Obligor to perform and comply with its obligations under any Finance Document or Charter;

(c)	the validity, legality or enforceability of any Finance Document or Charter; or

(d)	the validity, legality or enforceability of any Encumbrance expressed to be created pursuant to any Finance Document or the priority or ranking of that Encumbrance;

“Material of Environmental Concern” means and includes chemicals, pollutants, contaminants, waste, toxic or hazardous substances, oil, petroleum and oil and petroleum products and any other polluting substances, the release, discharge, disposal or emission of which into the environment is regulated, prohibited or penalised by or pursuant to any applicable environmental law;

“MLP General Partner” means KNOT Offshore Partners GP LLC, a company incorporated under the laws of the Marshall Islands and having its registered office at Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands;

“Mortgage” means:

(a)	in relation to Vessel A, the first priority Bahamian statutory ship mortgage on that Vessel dated 30 March 2011 and executed by the Borrower in favour of the Security Trustee as security for the Borrower’s obligations under the Finance Documents; and

(b)	in relation to Vessel B, the first priority Bahamian statutory ship mortgage on that Vessel dated 3 August 2011 and executed by the Borrower in favour of the Security Trustee as security for the Borrower’s obligations under the Finance Documents;

“Norwegian Kroner” and “NOK” means the lawful currency for the time being of Norway;

“Notice of Drawdown” means a notice in the form set out in Schedule 2;

“Obligor” means any party from time to time to any of the Finance Documents, other than (a) any Bank, (b) the Junior Security Trustee and (c), for the avoidance of doubt, a Charterer;

“Original Loan Agreement” means this Agreement as originally executed on 1 December 2009 as amended by a supplemental agreement dated 14 February 2011, a second supplemental agreement dated 6 July 2012, a third supplemental agreement dated 27 February 2013, an amendment and restatement deed dated 9 April 2013 and a fourth supplemental agreement dated 29 April 2013;

“Original Sub-Tranches” means:

(a)	the amount of $80,000,000 advanced by the Lenders to the Borrower in respect of the construction and acquisition of Vessel A and, as the context may require, means the principal amount from time to time drawn and outstanding under this Agreement in respect of that Original Sub-Tranche, being $55,205,980.01 as at the date of the Second Amendment and Restatement Deed (“Sub-Tranche A1”); and

(b)	the amount of $80,000,000 advanced by the Lenders to the Borrower in respect of the construction and acquisition of Vessel B and, as the context may require, means the principal amount from time to time drawn in respect of Vessel B and outstanding under this Agreement in respect of that Original Sub-Tranche, being $57,846,768.00 as at the date of the Second Amendment and Restatement Deed (“Sub-Tranche B1”);

“Outstanding Indebtedness” means the aggregate of the Loan, all interest accrued on the Loan and all other sums of money whatsoever from time to time due or owing actually or contingently to the Banks (or any of them) under or pursuant to the Finance Documents;

“Parent Guarantee” means the irrevocable and unconditional deed of guarantee and indemnity of the Borrower’s obligations under the Finance Documents executed by the Parent Guarantor in favour of the Security Trustee dated 11 April 2013;

“Parent Guarantor” means KNOT Offshore Partners LP, a limited partnership organised under the laws of the Marshall Islands and having its registered office at Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands and its principal executive office at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom;

“Partners” means the General Partner and the Limited Partner;

“Party” means a party to this Agreement;

“Permitted Encumbrance” means:

(a)	any Encumbrance created by or pursuant to the Finance Documents;

(b)	any Encumbrance created by or pursuant to the Junior Security Documents (provided that the Coordination Agreement has been executed by all of the parties thereto);

(c)	liens on a Vessel for crew’s wages or salvage and possessory liens on a Vessel for work carried out on that Vessel which has been approved by the Agent;

(d)	any other lien on a Vessel arising in the ordinary course of trading by statute or by operation of law in respect of obligations which are not more than 14 days overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, that Vessel;

“Potential Event of Default” means any event or circumstance specified in Clause 13.5 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Quiet Enjoyment Letter” means, in relation to a Vessel, the quiet enjoyment letter relating thereto dated 17 September 2012 and issued by the Security Trustee in favour of the Charterers as referred to in Clause 11 of the relevant Charter;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the day falling 2 Banking Days before the first day of that period;

“Repayment Date” means, in relation to a Tranche or Sub-Tranche, each of the Banking Days upon which a Repayment Instalment is due and payable in accordance with Clause 4.1;

“Repayment Instalment” means, in relation to a Tranche or Sub-Tranche, each of the instalments of that Tranche or Sub-Tranche becoming due on a Repayment Date in accordance with Clause 4.1;

“Requisition Compensation” means, in relation to a Vessel, all moneys or other compensation payable during the Security Period by reason of requisition for title or other compulsory acquisition of that Vessel otherwise than by requisition for hire;

“Screen Rate” means, in respect of LIBOR for any period, the British Bankers’ Association Interest Settlement Rate for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower;

“Second Amendment and Restatement Deed” means the second deed of amendment and restatement dated 11 July 2013 and made between (1) the Borrower, (2) KNOT Shuttle Tankers and the Parent Guarantor, (3) the Partners, (4) the Lenders, (5) the Mandated Lead Arrangers and Bookrunners, (6) the Agent and (7) the Security Trustee setting out the terms and conditions upon which (amongst other things) the Original Lenders consented to additional tranches in the aggregate amount of $25,422,252 being advanced to the Borrower by the Increase Lenders and this Agreement was amended and restated;

“Security Documents” means the Guarantees, the Charter Assignments, the Borrower Shares Security, the General Partner Shares Security, the Mortgages, the Deeds of Covenant, the General Assignments, the Factoring Agreement, the Account Pledge and any and every other document from time to time executed to secure, or to establish a subordination or priorities arrangement in relation to, all or any of the obligations of any person to the Banks (or any of them) under this Agreement or any other Finance Document;

“Security Period” means the period from the Execution Date until the discharge of the security created by the Security Documents by final and irrevocable repayment or payment in full of the Outstanding Indebtedness;

“Service Bank” means the Agent or the Security Trustee;

“Sponsor” means Knutsen NYK Offshore Tankers AS, a company incorporated under the laws of Norway with organisation number 995 221 713 and having its registered office at Smedasundet 40, 5529 Haugesund, Norway;

“Sub-Tranches” means Sub-Tranche A1, Sub-Tranche A2, Sub-Tranche B1 and Sub-Tranche B2 (each individually a “ Sub-Tranche”);

“Swap Providers” means DNB Bank ASA and Nordea Bank Finland Plc;

“Total Loss” means, in relation to a Vessel, (a) actual, constructive, compromised, agreed or arranged total loss of that Vessel; or (b) requisition for title or other compulsory acquisition of that Vessel, otherwise than by requisition for hire; or (c) capture, seizure, arrest, detention or confiscation of that Vessel by any government or by any persons acting or purporting to act on behalf of any government, unless the Vessel be released and restored to its owner within 30 days thereafter;

“Total Loss Date” means, in relation to a Vessel, the date upon which a Total Loss of that Vessel shall be deemed to have occurred, being:

(a)	if it consists of an actual loss, at noon London time on the actual date of loss or, if that is not known, on the date when the Vessel was last heard of;

(b)	if it consists of a requisitioning for title, at noon London time on the date on which the requisition is expressed to take effect by the person requisitioning the Vessel; and

(c)	if it consists of a constructive or compromised or arranged or agreed Total Loss, at noon London time on the earliest of:

(i)	the date on which notice of abandonment of the Vessel is given to its insurers;

(ii)	if her insurers do not admit the claim for Total Loss, the actual date of loss or alleged loss; and

(iii)	the date of any compromise, arrangement or agreement entered into by or on behalf of the Borrower with the Vessel’s insurers in respect of the Total Loss;

“Tranches” means:

(a)	the aggregate amount of Sub-Tranche A1 and Sub-Tranche A2 advanced or to be advanced to the Borrower under this Agreement and, as the context may require, means the aggregate principal amount from time to time of Sub-Tranche A1 and Sub-Tranche A2 outstanding under this Agreement (“Tranche A”); and

(b)	the aggregate amount of Sub-Tranche B1 and Sub-Tranche B2 advanced or to be advanced to the Borrower under this Agreement and, as the context may require, means the aggregate principal amount from time to time of Sub-Tranche B1 and Tranche B2 outstanding under this Agreement (“Tranche B”);

“Transaction Documents” means the Charters and the Limited Partnership Agreement;

“Transfer Certificate” means a transfer certificate in the form set out in Schedule 4 with any modifications or amendments approved or required by the Agent;

“Transferee Lender” has the meaning given in Clause 21.3;

“Transpetro” means Petrobras Transporte S.A., a company incorporated under the laws of Brazil and having its principal place of business at Av. Presidente Vargas 328, 20091-060 Rio de Janeiro - RJ, Brazil;

“Trust Property” has the meaning given in Clause 17.1;

“TSSI” means TS Shipping Invest AS, a company incorporated under the laws of Norway with organisation number 975 883 914 and having its registered office at Smedasundet 40, 5529 Haugesund, Norway;

“Vessels” means:

(a)	the 105,000 dwt shuttle tanker named “FORTALEZA KNUTSEN” registered in the ownership of the Borrower under the laws and flag of the Bahamas at the port of Nassau with official number 8001830 and IMO number 9499876 (“Vessel A”);

(b)	the 105,000 dwt shuttle tanker named “RECIFE KNUTSEN” registered in the ownership of the Borrower under the laws and flag of the Bahamas at the port of Nassau with official number 8001832 and IMO number 9499888 (“Vessel B”);

(but, unless the context otherwise requires, shall not include either such vessel which has been sold or become a Total Loss); and

“Working Capital” means, at the date of calculation, the current assets less current liabilities of the Borrower on the basis of GAAP (but excluding from the current liabilities instalments on long-term debt and capital lease payments falling within 6 months after the date of calculation).

1.2	Construction of certain expressions

The following expressions shall be construed in the following manner:

“affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

“certified copy” means, in respect of any document, a copy thereof certified as a true and complete and up to date copy of the original by a director or the secretary of the Borrower or other relevant Obligor or by its lawyers or by another person acceptable to the Agent;

“environmental law” means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements pertaining to pollution or protection of human health or the environment;

“person” includes a corporate entity and any body of persons (including a partnership) whether corporate or unincorporate;

“subsidiary” and “holding company” have the meanings given to them by 1159 of the Companies Act 2006;

“taxes” includes all present and future income, corporation and value-added taxes and all stamp and other taxes, duties, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, and references to “tax” and “taxation” shall be construed accordingly.

1.3	General interpretation

In this Agreement:

1.3.1	unless the context otherwise requires, words in the singular include the plural and vice versa;

1.3.2	references to any document include the same as varied, supplemented or replaced from time to time;

1.3.3	references to any enactment include re-enactments, amendments and extensions thereof;

1.3.4	references to any person include that person’s successors and permitted assigns;

1.3.5	clause headings are for convenience of reference only and are not to be taken into account in construction;

1.3.6	unless otherwise specified, references to Clauses, Recitals and Schedules are respectively to Clauses of and Recitals and Schedules to this Agreement;

1.3.7	references to a period of one or more “months” shall mean a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which such period started, provided that (a) if such period started on the last day in a calendar month, or if there is no such numerically corresponding day, such period shall end on the last Banking Day in the relevant calendar month and (b) if such numerically corresponding day is not a Banking Day, such period shall end on the next following Banking Day in the same calendar month, or if there is no such Banking Day, such period shall end on the preceding Banking Day (and “month” and “monthly” shall be construed accordingly);

1.3.8	references to a Tranche relating to a Vessel (or vice versa) mean Tranche A in the case of Vessel A and Tranche B in the case of Vessel B (and all similar expressions shall be construed accordingly).

1.4	Third party rights

Except for the Junior Agent, the Junior Security Trustee and the Junior Lenders in respect of the provisions contained in Clause 7.2.3 and Clause 17.13, a person who is not a Party may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

2.	THE LOAN

2.1	Original Sub-Tranches - agreement to advance and purpose

Under the terms of the Original Loan Agreement, the Original Lenders agreed to make Sub-Tranche A1 available to the Borrower in up to 3 separate drawings and to make Sub-Tranche B1 available to the Borrower in up to 4 separate drawings (each such drawing of the Original Sub-Tranches being an “Advance”). Each Advance was made available by the Original Lenders to the Borrower in the amounts and on the dates set out below:

Sub-Tranche A1

Advance	Amount	Drawdown Date

First Advance	$52,000,000	7 December 2009

Second Advance	$20,000,000	10 February 2010

Third Advance	$8,000,000	10 February 2011

Sub-Tranche B1

Advance	Amount	Drawdown Date

First Advance	$37,000,000	7 December 2009

Second Advance	$15,000,000	1 February 2010

Third Advance	$20,000,000	8 October 2010

Fourth Advance	$8,000,000	3 August 2011

As at the date of the Second Amendment and Restatement Deed, the aggregate outstanding principal amount of the Original Sub-Tranches was $113,052,748.01 of which $55,205,980.01 was outstanding in respect of Sub-Tranche A1 and $57,846,768.00 was outstanding in respect of Sub-Tranche B1. No further amounts shall be advanced to the Borrower by the Original Lenders under this Agreement.

2.2	Additional Sub-Tranches - agreement to advance and purpose

Subject to the provisions of this Agreement, the Increase Lenders agree to make the Additional Sub-Tranches available to the Borrower in the maximum amounts set out below:

Additional Sub-Tranche	Amount

Sub-Tranche A2	$12,544,020

Sub-Tranche B2	$12,878,232

provided that, if Sub-Tranche B2 is not drawn on or before 4 August 2013, the maximum amount of Sub-Tranche B2 available for drawing on or after 5 August 2013 shall be reduced to $12,524,464 and each Increase Lender’s Commitment shall be reduced pro rata accordingly.

Each Additional Sub-Tranche shall be used by the Borrower for general corporate purposes.

2.3	Availability

Each Additional Sub-Tranche will be available to be drawn in one amount on the Drawdown Date and is to be applied exclusively for the purpose referred to in Clause 2.2, provided that none of the Banks shall be bound to monitor or verify the application of the proceeds of any Additional Sub-Tranche. Both Additional Sub-Tranches shall be drawn on the same Drawdown Date.

2.4	Lenders’ participations

Subject to the provisions of this Agreement, each Increase Lender will participate in each Additional Sub-Tranche in the proportion which its Commitments bear to the Total Commitments. No Increase Lender is obliged to lend more than its aggregate Commitments.

2.5	No advance after expiry of Availability Period

No Increase Lender will have any liability whatsoever to make available the relevant proportion of its Commitment in relation to an Additional Sub-Tranche after the expiry date of the Availability Period relating to that Additional Sub-Tranche and any part of an Increase Lender’s Commitment in respect of an Additional Sub-Tranche which has not been advanced to the Borrower at close of business on such date shall be cancelled.

2.6	Obligations of Banks several

The obligations of each Bank under this Agreement and the other Finance Documents are several and, accordingly:

2.6.1	no Bank shall be liable for the failure of any other Bank to perform its obligations under this Agreement or any of the other Finance Documents; and

2.6.2	the failure of a Bank to perform any of its obligations under this Agreement or any of the other Finance Documents shall not relieve any other Bank or any Obligor from any of their respective obligations hereunder or thereunder.

2.7	Rights of Banks several

The rights and interests of each Bank under this Agreement and the other Finance Documents are several and, accordingly, notwithstanding any provision to the contrary herein or therein:

2.7.1	the aggregate of the amounts outstanding at any time under this Agreement and the other Finance Documents to each Bank shall be due as a separate and independent debt; and

2.7.2	each Bank shall have the right to sue for any amount due and payable to it from the Borrower or any other Obligor under this Agreement or any of the other Finance Documents and it shall not be necessary for any other Bank to be joined as an additional party in any proceedings to that end.

2.8	Restrictions on other proceedings by individual Banks

Except as provided in Clause 2.6, no Bank shall, except with the prior written consent of the Majority Lenders, bring any proceedings against the Borrower or any other Obligor in respect of any other claim (whether in contract, tort or otherwise) which that Bank may have under or in connection with this Agreement or any of the other Finance Documents. For the avoidance of doubt, this Clause 2.8 applies to any proceedings against the Borrower or any other Obligor to enforce any Encumbrance created in favour of the Security Trustee by any Security Document.

3.	DRAWDOWN

3.1	Drawdown of Original Sub-Tranches

The Borrower drew each Advance of each Original Sub-Tranche in the amounts and on the Drawdown Dates specified in Clause 2.1.

3.2	Drawdown of Additional Sub-Tranches; Notice of Drawdown

The Borrower may draw the Additional Sub-Tranches subject to giving the Agent a duly completed Notice of Drawdown not later than 10:00 a.m. London time 3 Banking Days before the proposed Drawdown Date, which notice shall be irrevocable and will not be regarded as having been duly completed unless the proposed Drawdown Date is a Banking Day within the Availability Period.

3.3	Agent’s notification to Increase Lenders

Upon receipt of a Notice of Drawdown in relation to an Additional Sub-Tranche given in accordance with Clause 3.2, the Agent shall promptly notify each Increase Lender of the contents thereof and the relevant proportion of that Additional Sub-Tranche to be funded by that Increase Lender.

3.4	Availability of Lenders’ Commitments

Each Increase Lender shall, subject to the provisions of this Agreement, make available to the Agent on the Drawdown Date of the Additional Sub-Tranches the relevant proportion of its Commitment in respect of each Additional Sub-Tranche.

3.5	Conditions precedent

Notwithstanding the giving of a Notice of Drawdown in relation thereto pursuant to Clause 3.2, neither the Increase Lenders nor the Agent shall be obliged to disburse any funds in respect of the Additional Sub-Tranche unless the following conditions precedent are satisfied:

3.5.1	the Agent has received payment of the fees and expenses specified in Clause 15 to the extent due and payable on or before the Drawdown Date of the Additional Sub-Tranches;

3.5.2	the Agent is satisfied that at the Drawdown Date of the Additional Sub-Tranches:

(a)	the representations and warranties contained in Clause 10 are true and correct;

(b)	none of the circumstances specified in Clauses 5.2, 6.6 or 15.8 is subsisting; and

(c)	no Event of Default or Potential Event of Default has occurred or will arise following the advance of the Additional Sub-Tranches.

3.6	Waiver of conditions precedent

If the Increase Lenders in their absolute discretion advance the Additional Sub-Tranches notwithstanding that one or more of the conditions precedent specified above in relation thereto remains unsatisfied on their Drawdown Date, the Borrower shall procure the satisfaction of such condition or conditions precedent within 7 days thereafter or such longer or shorter period as the Increase Lenders may in their absolute discretion agree in writing.

3.7	Application of Loan proceeds

Subject to the provisions of this Agreement, the Agent will pay to the Borrower on the Drawdown Date of the Additional Sub-Tranches the amounts which the Agent receives from the Increase Lenders under Clause 3.4 in like funds as are received by the Agent from the Increase Lenders by applying the same in accordance with the Notice of Drawdown given by the Borrower. Such payment shall constitute the advance of that Additional Sub-Tranche and the Borrower shall at that time become indebted, as principal and direct obligors, to each Increase Lender accordingly, in an amount equal to that Increase Lender’s proportion of that Additional Sub-Tranche.

4.	REPAYMENT

4.1	Repayment by instalments and Repayment Dates

Subject to the provisions of this Agreement, the Borrower shall repay the Loan in instalments as follows:

4.1.1	the Borrower shall repay the remaining outstanding balance of Sub-Tranche A1 in the following amounts on the following dates:

Repayment Date	Amount

30.09.2013	$1,074,520.00

20.12.2013	$1,074,520.00

30.03.2014	$1,074,520.00

30.06.2014	$1,074,520.00

30.09.2014	$1,074,520.00

20.12.2014	$1,074,520.00

30.03.2015	$1,074,520.00

30.06.2015	$1,074,520.00

30.09.2015	$1,074,520.00

30.12.2015	$1,074,520.00

30.03.2016	$44,460,780.01

4.1.2	the Borrower shall repay Sub-Tranche A2 in the following amounts on the following dates:

Repayment Date	Amount

30.09.2013	$462,980

20.12.2013	$462,980

30.03.2014	$462,980

30.06.2014	$575,480

30.09.2014	$575,480

20.12.2014	$575,480

30.03.2015	$575,480

30.06.2015	$700,480

30.09.2015	$700,480

30.12.2015	$700,480

30.03.2016	$6,751,720

save that, if the full amount of Sub-Tranche A2 is not advanced to the Borrower, the amount of each Repayment Instalment in respect of it shall be reduced pro rata to the amount actually advanced;

4.1.3	the Borrower shall repay the remaining outstanding balance of Sub-Tranche B1 in the following amounts on the following dates:

Repayment Date	Amount

05.08.2013	$1,083,732

02.11.2013	$1,083,732

03.02.2014	$1,083,732

05.05.2014	$1,083,732

04.08.2014	$1,083,732

03.11.2014	$1,083,732

03.02.2015	$1,083,732

04.05.2015	$1,083,732

03.08.2015	$1,083,732

03.11.2015	$1,083,732

03.02.2016	$1,083,732

03.05.2016	$1,083,732

03.08.2016	$44,841,984

4.1.4	the Borrower shall repay Sub-Tranche B2 in the following amounts on the following dates:

Repayment Date	Amount

05.08.2013	$353,768

02.11.2013	$453,768

03.02.2014	$453,768

05.05.2014	$453,768

04.08.2014	$453,768

03.11.2014	$566,268

03.02.2015	$566,268

04.05.2015	$566,268

03.08.2015	$566,268

03.11.2015	$691,268

03.02.2016	$691,268

03.05.2016	$691,268

03.08.2016	$6,370,516

save that:

(a)	if Sub-Tranche B2 is not drawn on or before 4 August 2013, the Repayment Instalment of Sub-Tranche B2 specified to fall due on 5 August 2013 shall be cancelled in full (such amount being applied instead in reduction of the available amount of Sub-Tranche B2 in accordance with Clause 2.2); and

(b)	if Sub-Tranche B2 is not advanced to the Borrower in the full amount available on the relevant Drawdown Date (being $12,878,232 on or before 4 August 2013 and $12,524,464 on or after 5 August 2013), the amount of each Repayment Instalment in respect of Sub-Tranche B2 shall be reduced pro rata to the amount actually advanced.

4.2	[Intentionally omitted]

4.3	Final repayment

On the Final Maturity Date the Borrower shall additionally pay to the Agent all sums which are then accrued or owing to any Bank under any Finance Document.

5.	PREPAYMENT AND CANCELLATION

5.1	Voluntary prepayment

The Borrower shall have the right to prepay any Tranche, in whole or in part, on any Banking Day subject to the following conditions:

5.1.1	any prepayment of part of a Tranche must be in a minimum amount or an integral multiple of $1,000,000; and

5.1.2	the Agent must receive not less than 21 days’ notice specifying the amount to be prepaid and the date on which the prepayment is to be made.

The Agent shall promptly notify the Lenders of any notice which is received from the Borrower under this Clause 5.1.

5.2	Mandatory prepayment and cancellation upon illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its Commitments or Contributions:

5.2.1	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall immediately notify the Borrower thereof;

5.2.2	upon the Agent notifying the Borrower thereof, the Commitments of that Lender will be immediately cancelled; and

5.2.3	the Borrower shall repay that Lender’s Contribution in respect of each Sub-Tranche on the next Interest Date for that Sub-Tranche falling after the date of the Agent’s notice to the Borrower or, if earlier, the date specified by the Lender in its notice to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

5.3	Other mandatory prepayment and cancellation events

If any of the following events occurs, the Borrower shall prepay the Loan (or relevant part thereof) and the remaining Commitments of the Lenders in respect of the Additional Sub-Tranches shall be cancelled, as follows:

5.3.1	if a Vessel is sold, the Borrower shall simultaneously with the completion of such sale prepay the whole of the Tranche relating to that Vessel;

5.3.2

if a Vessel becomes a Total Loss, the Borrower shall prepay the whole of the Tranche relating to that Vessel on the date which is the earlier of (a) the date falling 90 days after the Total Loss Date and (b) the date upon which the insurance proceeds or Requisition Compensation in respect of the relevant Vessel are received by the Security Trustee pursuant to the relevant Security Documents unless that Vessel was not insured at the time of the Total Loss in accordance with the Finance Documents or an insurer has refused to meet or has disputed the claim for the Total Loss, in which case the Borrower shall prepay the whole of the relevant Tranche within 10 Banking Days of its receipt of a demand from the Agent for prepayment of that amount; and

5.3.3	if a Charter Termination Event occurs in respect of a Vessel, the Borrower shall prepay the whole of the Tranche relating to that Vessel within 90 days of its receipt of a demand from the Agent for prepayment of that amount.

5.4	Conditions of prepayment and cancellation

The following shall apply to any prepayment under this Agreement:

5.4.1	each prepayment must be made together with the accrued interest on the amount prepaid and all other sums payable in respect thereof under the provisions of this Agreement and, in the case of prepayment of the whole of the Loan, shall be accompanied by payment of all other Outstanding Indebtedness;

5.4.2	unless otherwise specifically stated herein, any partial prepayment of the Loan made hereunder shall be applied as follows:

(a)	any partial prepayment of a Tranche made pursuant to Clause 5.1 shall be applied pro rata against each Sub-Tranche of that Tranche and shall be applied towards the discharge of the remaining Repayment Instalments of each such Sub-Tranche in inverse order of maturity; and

(b)	any partial prepayment of a Sub-Tranche made pursuant to Clause 5.2 or any other relevant provision of this Agreement shall be paid to the relevant Lender or Lenders and all of the remaining Repayment Instalments of such Sub-Tranche shall be reduced pro rata accordingly;

5.4.3	any notice of prepayment or cancellation given by the Borrower shall be given in writing, shall be effective on receipt by the Agent and shall be irrevocable once given and, in the case of a notice of prepayment, the Borrower shall be bound to make the relevant prepayment in accordance with it;

5.4.4	except as specifically provided in this Agreement, in the absence of an Event of Default and demand for repayment by the Agent, the Lenders shall not be obliged to accept any other prepayment of the whole or any part of the Loan;

5.4.5	any part of the Loan which is repaid or prepaid by the Borrower may not be redrawn; and

5.4.6	any prepayment made on a day other than the last day of an Interest Period applicable to the whole amount prepaid shall be made together with any Break Costs.

6.	INTEREST

6.1	Payment of interest

Subject to the provisions of this Agreement, the Borrower shall pay interest on each Tranche or any part thereof (as the case may be) at the Interest Rate applicable thereto in arrears on the last day of each Interest Period, except in the case of an Interest Period longer than 3 months where interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

6.2	Interest Rate

Subject to Clause 6.3, the Interest Rate applicable in respect of a Tranche for each Interest Period relating to that Tranche will be the annual rate of interest determined by the Agent to be the aggregate of:

6.2.1	the Applicable Margin; and

6.2.2	LIBOR (or, if a Market Disruption Event has occurred, the rate determined in accordance with the substitute basis agreed by the Parties under Clause 6.6 or, if no substitute basis has been agreed under such Clause, the rate notified by the Agent to be that which expresses as a percentage rate per annum the aggregate cost to the Lenders of funding their Contributions from whatever sources they may each reasonably select).

6.3	Default Rate

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 6.3 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

6.4	Borrower’s selection of Interest Periods

Subject to Clauses 6.4.1 to 6.4.8 and the other provisions of this Agreement, the Borrower may, by giving notice in writing to the Agent not later than 10.00 a.m. London time 3 Banking Days before the first day of each Interest Period, select the duration of that Interest Period (being a period of 3 or 6 months or such other period for which a Screen Rate is published as the Borrower may select and the Lenders may agree).

The following shall apply in determining the duration of an Interest Period in respect of a Tranche:

6.4.1	except as provided in this Clause 6.4, the Borrower may select the duration of an Interest Period only in relation to the whole of the Tranche to which it relates;

6.4.2	each Interest Period in respect of an Original Sub-Tranche shall commence on the last day of the immediately preceding Interest Period for that Original Sub-Tranche;

6.4.3	the first Interest Period in respect of the Additional Sub-Tranche for a Tranche shall commence on its Drawdown Date and shall end on the last day of the then current Interest Period for the Original Sub-Tranche for that Tranche (so that the Interest Periods for the whole Tranche shall be consolidated);

6.4.4	each subsequent Interest Period in respect of a Tranche shall commence on the last day of the immediately preceding Interest Period;

6.4.5	the Borrower shall make each selection under this Clause 6.4 (and in the case of the duration of the Interest Period being determined in accordance with Clause 6.4.6 below shall be deemed to have selected the period so determined) in such manner as to ensure that, in the event that any Repayment Date in respect of the relevant Tranche falls within the Interest Period so selected, a separate Interest Period is selected in respect of the part of the Tranche due to be repaid under Clause 4.1 on such Repayment Date, the expiry of which period coincides with the relevant Repayment Date (and for this purpose alone the Borrower shall be entitled to select Interest Periods of different lengths in relation to a Tranche);

6.4.6	in the absence of any such selection by the Borrower of the duration of an Interest Period, or if the Agent shall certify to the Borrower that the funds requested are not available for an Interest Period of the duration selected by the Borrower, the duration of that Interest Period shall (subject as provided in this Clause 6.4) be 3 months or such other period as the Lender may specify;

6.4.7	if an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not); and

6.4.8	no Interest Period in respect of a Tranche shall extend beyond the final Repayment Date of that Tranche.

6.5	Agent’s notification

The Agent shall promptly notify the Borrower and the Lenders of each determination under this Agreement of (a) the duration of an Interest Period and/or (b) a rate of interest.

6.6	Market disruption

In this Agreement a “Market Disruption Event” shall occur if:

6.6.1	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Agent is unable to supply a rate to determine LIBOR for the relevant Interest Period; or

6.6.2	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders whose Contributions exceed 50% of the Total Contributions that the cost to it or them of obtaining matching deposits in the London interbank market for that Interest Period would be in excess of LIBOR.

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest for the Loan. Any substitute basis so agreed shall, with the prior consent of the Borrower and all the Lenders, be binding on all of the Parties. In the absence of such agreement, the Interest Rate for the Loan shall be determined in accordance with Clause 6.2 provided that the Borrower shall have the right, upon giving 5 Banking Days notice to the Agent, to prepay the whole of the Loan.

7.	PAYMENTS

7.1	Place, time and manner of payment

Unless otherwise specified by the Agent, all moneys to be paid by the Lenders to the Agent or by the Borrower to any Bank under this Agreement, the Fee Letters and the Security Documents shall be paid to the Agent in Dollars by not later than 10.00 a.m. (London time) on the due date and in same day funds to such account as the Agent may from time to time notify the Borrower. The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

7.2	Order of application

Except as otherwise specifically provided in this Agreement or in any other of the Finance Documents, all moneys received or recovered by any Bank under the Security Documents will, after discharging the cost (if any) incurred in collecting such moneys, be applied as follows:

7.2.1	first, in or towards payment of any Outstanding Indebtedness which are then due and payable, whether by reason of payment demanded or otherwise, pro rata between the relevant Banks in such order of application as the Agent may, with the Majority Lenders’ approval, direct;

7.2.2	secondly, at the Agent’s discretion, in retention on a suspense account of such amount as the Agent may consider appropriate to secure the discharge of any part of the Outstanding Indebtedness not then due and payable, and, upon the same becoming due and payable, in or towards the discharge thereof in accordance with the foregoing provisions of this Clause 7.2;

7.2.3	lastly, the surplus (if any) shall be paid to the Junior Agent for application in accordance with the Junior Loan Agreement (unless all moneys secured by the Junior Security Documents have been finally and irrevocably repaid or paid in which case the surplus shall be paid to the Borrower or whomsoever else shall be entitled thereto).

The provisions of this Clause 7.2 will override any appropriation made by the Borrower.

7.3	Availability of funds conditional upon receipt by Agent

The Agent shall not be obliged to make available to any other Party any amount which it is due to receive for the account of that Party unless it is satisfied that it has unconditionally received the funds concerned.

7.4	Refunds by Borrower

Without prejudice to Clause 7.3, if the Agent makes an amount available to the Borrower which has not (but should have) been made unconditionally available to the Agent by a Lender, the Borrower shall on demand refund such amount to the Agent.

7.5	Refunds by Banks

Without prejudice to Clause 7.3, if the Agent makes an amount available to a Bank which has not (but should have) been paid to the Agent by the Borrower, such Bank shall:

7.5.1	on demand refund such amount to the Agent; and

7.5.2	pay to the Agent on demand such further amount (as conclusively certified by the Agent) as shall indemnify the Agent against any cost, loss, liability or expense suffered or incurred by the Agent as a result of its having made available such amount to that Bank before receiving it from the Borrower.

7.6	Non-Banking Days

Any payment which is due to be made on a day that is not a Banking Day shall be made on the next Banking Day in the same calendar month (if there is one) or the preceding Banking Day (if there is not).

7.7	Accrual of interest and periodic payments

All payments of interest and other payments of an annual or periodic nature to be made by the Borrower shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year.

8.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION

8.1	No set-off or counterclaim

All payments to be made by the Borrower under this Agreement and the other Finance Documents shall be made without set-off or counterclaim free and clear of, and without deduction for or on account of, any present or future taxes, unless the Borrower is compelled by law to make payment subject to any such tax.

8.2	Gross up

If the Borrower is compelled by law to make any tax deduction from any payment due under any of the Finance Documents, the Borrower will:

8.2.1	promptly notify the Agent upon becoming aware of such requirement;

8.2.2	pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

8.2.3	pay the Bank to which such payment is made such additional amount as is necessary to ensure that such Bank receives a net amount equal to the full amount which it would have received had such tax deduction not been required to be made; and

8.2.4	as soon as reasonably practicable after making the relevant tax deduction, deliver to the Agent a copy of the receipt from the relevant taxation authority evidencing that the tax had been paid to such authority.

8.3	Tax credit

If, following any such tax deduction as is referred to in Clause 8.1 from any payment by the Borrower, the recipient of that payment shall receive or be granted a credit against or remission for any taxes payable by it, such recipient shall, subject to the Borrower having made any increased payment in accordance with Clause 8.2.3 and to the extent that such recipient can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such recipient to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as such recipient shall in its absolute discretion certify to be the proportion of such credit or remission as will leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment to such recipient as aforesaid. Such reimbursement shall be made forthwith upon the recipient certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige any Bank to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not by virtue of this Clause 8.3 be entitled to enquire about the tax affairs of any Bank.

8.4	Double tax treaties

Where the Borrower is or may be obliged to withhold tax from any payment to a Bank under the Finance Documents and its obligation to withhold such tax may be eliminated or reduced under any applicable double taxation agreement or treaty, the relevant Bank will promptly comply with all appropriate formalities required to be performed by it under such double taxation agreement or treaty (save as may depend on action being taken by a third party which has not been taken) so that it can receive payments from the Borrower under the Finance Documents without deduction of such tax or with deduction at the reduced level permitted by such double taxation agreement or treaty.

9.	EARNINGS

9.1	Earnings Account

The Borrower has established and undertakes to maintain with the Agent (free of Encumbrances and rights of set off other than Permitted Encumbrances) (i) a Dollar denominated earnings account, (ii) a Euro denominated earnings account and (iii) a Norwegian Kroner denominated earnings account for the purpose of collecting the Earnings of the Vessels.

9.2	Payment of Earnings

The Borrower undertakes to procure that throughout the Security Period, unless and until the Agent shall otherwise direct in accordance with Clause 9.3.2, all Earnings due to the Borrower in respect of a Vessel shall be paid and credited to the applicable Earnings Account.

9.3	Withdrawals; appropriation

Any amounts from time to time credited to the Earnings Accounts may be withdrawn by the Borrower without restriction unless and until an Event of Default has occurred in which case:

9.3.1	the Borrower shall not be entitled to make any further withdrawal without the prior consent of the Majority Lenders; and

9.3.2	the Agent shall forthwith become entitled to direct that the Earnings be paid to such place and account as the Agent may think fit, and following such Event of Default (without prejudice to the Banks’ rights under Clause 14.2) at any time and, without notice to the Borrower, to appropriate all or any of the moneys standing to the credit of the Earnings Accounts and any Earnings which may thereafter be received by the Security Trustee or Agent and apply the same in or towards the discharge of the Outstanding Indebtedness in accordance with Clause 7.2.

9.4	Continuing obligations of Borrower

Nothing in this Clause 9 or in the Account Pledge, whether express or implied, shall relieve the Borrower of its absolute and unconditional obligation to repay the Loan, to pay interest thereon and to pay all other sums from time to time due, owing or payable hereunder and under any of the other Finance Documents.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Date of representations and warranties

The Borrower represents and warrants that the following matters are true at date of the Second Amendment and Restatement Deed.

10.2	Existence, powers, compliance and solvency

The Borrower:

10.2.1	is a limited liability partnership which is duly established, validly existing and in good standing under the laws of Norway;

10.2.2	has full power to own its property and assets and to carry on its business as it is now being conducted;

10.2.3	has complied with all statutory and other requirements relative to its business;

10.2.4	is solvent and not in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it or all or any part of its assets.

10.3	Capacity and authorisation

The entry into and performance by the Borrower of this Agreement and the other Finance Documents and the Charters to which it is (or is to become) a party are within the corporate powers of the Borrower and have been duly authorised by all necessary corporate actions and approvals. In entering into this Agreement and the other relevant Finance Documents and Charters the Borrower is acting on its own account and not as agent or nominee of any person.

10.4	No contravention of laws or contractual restrictions

The entry into and performance by the Borrower of this Agreement and the other Finance Documents and the Charters to which it is (or is to become) a party do not and will not:

10.4.1	contravene in any respect the constitutional documents of the Borrower or any law, regulation or contractual restriction which does, or may, bind the Borrower or any of its assets; or

10.4.2	result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of its assets in favour of any party.

10.5	Licences and approvals in force

All licences, authorisations, approvals and consents necessary for the entry into, performance, validity, enforceability or admissibility in evidence of this Agreement, the other Finance Documents and the Charters have been obtained and are in full force and effect and there has been no breach of any condition or restriction imposed in this respect.

10.6	Validity and enforceability

When duly executed and delivered, and where applicable registered, each of the Finance Documents will constitute the legal, valid and binding obligations of each Obligor which is a party thereto enforceable against such Obligor in accordance with its terms, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors’ rights generally.

10.7	Status of Transaction Documents

The copies of the Transaction Documents delivered to the Agent are true and complete copies. The Transaction Documents constitute legal, valid, binding and enforceable obligations of the parties thereto in accordance with their respective terms. No material amendments or additions to the Transaction Documents have been agreed nor has any party thereto waived any of its respective rights under any of the Transaction Documents.

10.8	No litigation current or pending

No litigation, arbitration, tax claim or administrative proceeding is current or pending or (to the knowledge of the Borrower) threatened, which, if adversely determined, would have a Material Adverse Effect.

10.9	No default

10.9.1	No Event of Default or Potential Event of Default is continuing or might reasonably be expected to result from the advance of all or any part of the Loan.

10.9.2	The Borrower is not in default under any other agreement where such default would or might have a Material Adverse Effect.

10.10	Governing law and enforcement

The choice of English law as the governing law of any Finance Document expressed to be governed by English law will be recognised and enforced in the jurisdiction of incorporation of each relevant Obligor, and any judgment obtained in England in relation to any such Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Obligor.

10.11	Truth of financial and other information

All factual information furnished in writing to any Bank by or on behalf of the Borrower or any other Obligor in connection with the negotiation and preparation of this Agreement, the Second Amendment and Restatement Deed and the other Finance Documents was (when given) true and correct in all material respects and there are no other facts or considerations the omission of which would render any such information materially misleading.

10.12	No liability to deduction or withholding

All payments to be made by the Borrower under this Agreement and the other Finance Documents may be made free and clear of and without deduction or withholding for or on account of any taxes, and neither this Agreement nor any of the other Finance Documents is liable to any registration charge or any stamp, documentary or similar taxes imposed by any authority, including without limitation, in connection with the admissibility in evidence of any thereof.

10.13	Tax compliance

The Borrower has complied in all material respects with all relevant tax laws and regulations applicable to it and its business.

10.14	Ownership of Borrower and Partners

10.14.1	All of the partnership shares in the capital of the Borrower are wholly owned, legally and beneficially, as to 10% by the General Partner and as to 90% by the Limited Partner.

10.14.2	Each of the Partners is legally and beneficially owned as to 100% directly or indirectly by the Parent Guarantor.

10.14.3	The Parent Guarantor is legally and beneficially owned as to at least one-third directly or indirectly by the Sponsor.

10.14.4	The MLP General Partner is legally and beneficially owned as to 100% directly or indirectly by the Sponsor.

10.15	Pari passu obligations

The payment obligations of the Borrower under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to limited partnerships generally.

10.16	No commissions or rebates

There are no commissions, rebates, premiums or other payments by or to or for the account of any Obligor, its shareholders or partners (as the case may be) or directors in connection with the transactions contemplated by this Agreement, other than as disclosed to the Agent in writing.

10.17	Continuing nature of representations and warranties

The Borrower agrees that the representations set out in this Clause 10 (other than the ones in Clauses 10.5, 10.8, 10.9.1, 10.12 and 10.14) shall survive the execution of this Agreement and shall be deemed to be repeated on each Interest Date with reference to the facts and circumstances then subsisting, as if made on such date.

11.	GENERAL UNDERTAKINGS

11.1	Duration of undertakings

The undertakings in this Clause 11 shall remain in force from the date of the Second Amendment and Restatement Deed to the end of the Security Period.

11.2	General undertakings

The Borrower shall:

11.2.1	perform and observe the several covenants and obligations imposed upon it under the Finance Documents;

11.2.2	without affecting its obligations under the applicable provisions of the Finance Documents, perform and observe its obligations under the Charters and use its best endeavours to procure that each of the other parties to the Charters performs and observes its obligations thereunder;

11.2.3	maintain its corporate existence as a limited liability partnership duly established, validly existing and in good standing in Norway;

11.2.4	obtain and maintain in force, and promptly furnish certified copies to the Agent of, all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary or desirable for the continued due performance of its obligations under the Finance Documents and the Transaction Documents or which may be required for the validity, enforceability or admissibility in evidence of the Finance Documents and the Transaction Documents;

11.2.5	ensure that its obligations under the Finance Documents rank at least pari passu with all its other present, future and/or contingent unsecured and unsubordinated obligations;

11.2.6	conduct its business in a proper and efficient manner and not change the nature, organisation or conduct of its business or conduct any business other than that of its ownership of the Vessels;

11.2.7	manage its business in compliance with all relevant applicable laws and regulations (including, without limitation, all relevant environmental laws and regulations) and shall notify the Agent immediately upon becoming aware of any breach of the same;

11.2.8	pay all taxes, assessments and other governmental charges as they fall due, except to the extent that it is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves for their payment if such proceedings fail;

11.2.9	keep proper books of account in respect of its business in accordance with GAAP consistently applied and whenever so requested by the Agent make the same available for inspection by or on behalf of the Agent; and

11.2.10	be permitted to declare or pay any dividends upon any of its partnership shares or stock or otherwise distribute any assets to any of the Partners whether in cash or otherwise, provided that:

(a)	no Event of Default has occurred and is continuing at the time of payment of such dividend; and

(b)	the Agent is satisfied that, after payment of such dividend, the remaining Liquidity of the Borrower will equal or exceed the aggregate amount of (i) the Repayment Instalments falling due in the next 6 months after the dividend payment date and (ii) the amount estimated by the Agent as being the amount of interest on the Loan which will fall due for payment by the Borrower under Clause 6 during that 6 month period.

11.3	Consent of Lenders required

The Borrower shall not without the prior consent of the Lenders:

11.3.1	except as contemplated by this Agreement:

(a)	sell or agree to sell or otherwise dispose of a Vessel or any share therein, other than a sale upon the completion of which the Tranche relating to that Vessel is prepaid in full in accordance with Clause 5.3.1; or

(b)	convey, assign, transfer, sell or otherwise dispose of or deal with any of its other real or personal property, assets or rights, whether present or future;

11.3.2	create or permit to exist any Encumbrance (other than a Permitted Encumbrance) over any part of its undertaking, property, assets or rights, whether present or future (provided that where any such Encumbrance arises in the ordinary course of business, the Borrower shall promptly discharge the same);

11.3.3	incur any Financial Indebtedness (except for the Loan, the Junior Loan, any Master Agreement Liabilities and any loans or advances made to it by any member of the Group) nor incur any obligations as lessee under leases;

11.3.4	except as contemplated by this Agreement, assume, guarantee or endorse, or otherwise become or remain liable for, any obligation of any other person (other than a member of the Group);

11.3.5	authorise or accept any capital commitment (except for any capital commitments made by any other member of the Group);

11.3.6	issue any further shares or stock or register any transfer of any of its shares or stock, or admit any new partner, whether by subscription or transfer (except to any member of the Group);

11.3.7	consolidate, amalgamate or merge with any other entity or demerge or enter into any form of reconstruction or reorganisation or do anything analogous thereto;

11.3.8	form or acquire any subsidiary;

11.3.9	alter or extend its financial year for the purposes of the preparation of its accounts, or change its auditors;

11.3.10	make any loans or advances to, or any investments in, any person (including, without limitation, any officer, director, stockholder, employee or customer of the Borrower) except for loans to any member of the Group and loans made in the ordinary course of the Borrower’s business in respect of the Vessels;

11.3.11	if a Potential Event of Default or Event of Default has occurred, make any payment of principal or interest to any of the Partners or their affiliates in respect of any loans or loan capital made available to it by the Partners or their affiliates;

11.3.12	consolidate or subdivide or alter any of the rights attached to, or reduce, any of its share capital, or capitalise, repay or otherwise distribute any amount outstanding to the credit of any capital or revenue reserves, redeem any of its share capital in any way or enter into any arrangement with its creditors, except that (provided that no Event of Default or Potential Event of Default has occurred and is then continuing) the Borrower may on any date before 1 January 2014 reduce its share capital by an aggregate amount of up to NOK 170,524,000 and repay the amount of such reduction to the Partners in accordance with their pro rata interests in the capital of the Borrower;

11.3.13	charter-in any vessel;

11.3.14	undertake any transaction with any person, company or other entity which is an affiliate of the Borrower unless such transaction is conducted at arm’s length on normal commercial terms;

11.3.15	change its name or its place of incorporation or its domicile or alter its legal status as a limited liability partnership (and the Borrower undertakes to procure that, except with the prior consent of the Lenders, no other Obligor shall change its name or its place of incorporation or its domicile or alter its legal status as a limited liability company or limited liability partnership, as the case may be).

11.4	Minimum value

11.4.1	The Borrower shall arrange at its own expense for valuations of each Vessel to be carried out twice annually as at 30 June and 31 December in each year in order to determine its market value as at each such date. Such valuations shall be prepared:

(a)	with or without a physical inspection of the relevant Vessel (at the discretion of the Agent) in Dollars on the basis of a sale for prompt delivery, charter-free, at arm’s length between a willing seller and a willing buyer;

(b)	by any two reputable and independent firms of shipbrokers selected by the Borrower and approved by the Agent;

and the market value of a Vessel shall be the mean average of those valuations.

11.4.2	If the aggregate of (a) the market values of the Vessels determined pursuant to Clause 11.4.1 or Clause 11.4.4 and (b) the market value of any additional security previously provided under this Clause 11.4 is at any time less than 100% of the aggregate from time to time of the Loan and the Junior Loan (a “security shortfall”), the Borrower shall, as soon as reasonably possible but in any case not later than 30 days after a demand by the Agent to that effect (as directed by the Majority Lenders), either:

(a)	provide additional security over such assets and in such form as is reasonably acceptable to the Majority Lenders where such assets have an aggregate market value at least equal to the security shortfall (it being agreed that a cash collateral deposit denominated in Dollars and deposited with the Agent is an acceptable asset); or

(b)	prepay such part of the Loan as will eliminate the security shortfall in accordance with the relevant provisions of Clause 5.1; or

(c)	make good the security shortfall by combining the provision of additional security under paragraph (a) with a partial prepayment of the Loan under paragraph (b).

11.4.3	The market value of any additional security provided or to be provided under this Clause 11.4 shall be determined at the cost of the Borrower on such basis and by such independent valuers as the Borrower and the Agent may agree (or, in the absence of such agreement, on such basis and by such independent valuers as shall be selected by the Agent), provided that a cash collateral deposit denominated in Dollars and deposited with the Agent shall be valued at par.

11.4.4	If an Event of Default or Potential Event of Default has occurred and is continuing, the Agent shall be entitled from time to time to obtain its own valuations of:

(a)	each Vessel and any additional vessel in accordance with Clause 11.4.1 from any two reputable and independent firms of shipbrokers selected by it; and/or

(b)	any other additional security in accordance with Clause 11.4.3 from such independent valuers as the Agent shall select,

and the Borrower shall reimburse the Agent on demand for the costs of each such valuation. The Borrower undertakes to provide such assistance as the Agent shall require in connection with all valuations obtained by the Agent in accordance with this Clause 11.4.4, and each such valuation shall be conclusive and binding on the Borrower save in the case of manifest error.

12.	INFORMATION UNDERTAKINGS

12.1	Duration of undertakings

The undertakings in this Clause 12 shall remain in force from the date of this Agreement to the end of the Security Period.

12.2	Financial information

The Borrower will provide to the Agent:

12.2.1	within 150 days of the end of each financial year of the Borrower, certified copies (in a sufficient number for each of the Banks) of the profit and loss accounts and balance sheets of the Borrower for that financial year, prepared in accordance with GAAP and audited by auditors previously approved in writing by the Agent;

12.2.2	within 90 days of 31 March, 30 June, 30 September and 31 December in each year, certified copies (in a sufficient number for each of the Banks) of the unaudited profit and loss accounts and balance sheets of the Borrower for the relevant financial year to date, prepared in accordance with GAAP;

12.2.3	as at 31 March, 30 June and 30 September in each year (and within 90 days of each such date) and as at 31 December in each year (and within 150 days of each such date), a compliance certificate in the form set out in the Parent Guarantee signed by the chief financial officer or chief executive officer of the Parent Guarantor and the Borrower confirming that they and the other Obligors are, as at the date of such certificate, in compliance with their respective obligations under the Finance Documents and that no Event of Default or Potential Event of Default has occurred, or, if any has occurred, that none is continuing;

12.2.4	within 60 days after 31 December in each year, a certified copy of the financial projections of the Borrower for that year and the next 5 years (including profit and loss, balance sheet and cash flow forecasts with supporting schedules and calculations);

12.2.5	within 30 days after 30 June and 30 December of each year, copies of the valuations of the Vessels obtained by the Borrower in accordance with Clause 11.4;

12.2.6	promptly, such further information in the possession or control of the Borrower regarding its financial condition and operations as the Agent may reasonably request.

12.3	Notification of material litigation

The Borrower will inform the Agent promptly of any litigation, arbitration, tax claim or administrative proceeding instituted or (to its knowledge) threatened and of any other occurrence of which it becomes aware which, in any such case, might have a Material Adverse Effect.

12.4	Notification of default

The Borrower will

12.4.1	promptly after the happening of any Event of Default or a Potential Event of Default, notify the Agent of such event and of the steps (if any) which are being taken to remedy it; and

12.4.2	without prejudice to Clause 12.4.1, promptly upon a request by the Agent if an Event of Default or a Potential Event of Default has occurred and is continuing (or the Agent reasonably believes that an Event of Default or a Potential Event of Default may have occurred and then be continuing), supply to the Agent a certificate signed on behalf of the Borrower by any two of its directors and/or executive officers identifying all of the Events of Default and Potential Events of Default, if any, of which the Borrower is aware and which are then continuing (and specifying the steps, if any, being taken to remedy them).

12.5	“Know your customer” checks

The Borrower will provide the Agent with any information requested by a Lender in order for it to comply with any anti-money laundering or “know your customer” legislation, regulation or procedures applicable to that Lender from time to time.

12.6	Provision of further information

The Borrower will promptly provide the Agent with such other financial and other information concerning itself and its affairs and the Vessels as the Agent, for itself or on behalf of any Lender, may from time to time require.

13.	PROVISIONS RELATING TO THE CHARTERS

13.1	Banks’ acknowledgment of Charter requirements

The Banks acknowledge that under the terms of the Charters:

13.1.1	during the Charter Period in respect of a Vessel, the Charterers are entitled to register that Vessel in the name of a Charterer in the Brazilian bareboat registry and that during the period of such registration (“Dual Registration”) the Vessel will fly the Brazilian flag and her right to fly the flag of the Bahamas will be suspended;

13.1.2	the Borrower is required to procure a letter of quiet enjoyment from the Security Trustee as mortgagee in respect of each Vessel, such letter of quiet enjoyment to be in a form approved by the Charterers and the Lenders;

13.1.3	the terms of the Mortgage and Deed of Covenant for each Vessel are to be approved by the Charterers.

The Banks further acknowledge that, notwithstanding the provisions of Clause 11 of the Charters which require the Charterers to countersign the Deed of Covenant in respect of each Vessel (a) to acknowledge that they are acquainted with its terms and (b) to undertake that they will comply with all instructions or directions in regard to the employment, insurance, repair and maintenance of that Vessel as laid down in the Deed of Covenant or as may be directed by the Security Trustee during the relevant Charter Period in conformity with the Deed of Covenant, the Charterers may not in fact be willing to countersign the Deeds of Covenant and that all direct agreements between the Security Trustee and the Charterers may be set out in the Quiet Enjoyment Letter instead.

13.2	Consent to Dual Registration

Subject to satisfaction of the conditions specified in Clause 13.3, the Banks consent to the Dual Registration of each Vessel at any time on or after the commencement of the Charter Period relating to it and irrevocably authorise the Security Trustee to give any requisite consents required by any applicable ship registrar or other official in the Bahamas and/or Brazil to permit such Dual Registration.

13.3	Conditions of consent to Dual Registration

The Banks’ consent to the Dual Registration of a Vessel is subject to the following conditions precedent being satisfied on or prior to the commencement of such Dual Registration:

13.3.1	receipt by the Agent of opinions satisfactory to the Agent from lawyers qualified to advise on the laws of the Bahamas and Brazil that the Dual Registration is permitted by their respective laws for the duration of the relevant Charter Period and that the Mortgage over the relevant Vessel and the Borrower’s title thereto remain duly registered under the laws of the Bahamas following the Dual Registration and that on termination of the relevant Charter or a judicial sale of that Vessel the Dual Registration will be terminated without unreasonable delay and without any discretionary consents from any authorities in Brazil;

13.3.2	receipt by the Agent of evidence that the Bahamian ship registry has consented to (a) the suspension of the relevant Vessel’s right to fly the flag of that state and (b) the temporary registration of that Vessel in the Brazilian bareboat registry during the relevant Charter Period in the name of a Charterer;

13.3.3	receipt by the Agent of evidence that the Brazilian bareboat registry has consented to the temporary registration of the relevant Vessel in the Brazilian bareboat registry during the relevant Charter Period in the name of a Charterer and that such registration has been effected;

13.3.4	evidence that details of (a) the Borrower’s ownership title in the relevant Vessel and (b) the Mortgage on that Vessel have been noted or registered against the Vessel in the Brazilian bareboat registry and that no other Encumbrances are registered against the Vessel in such registry;

13.3.5	receipt by the Agent in form and substance acceptable to the Lenders of any powers of attorney, instruction letters or other documents as the Lenders may reasonably require from the Borrower and the Charterers (but, in the case of the Charterers, only if and to the extent that the Charterers agree to provide the same) in order to enable the Agent or Security Trustee, upon termination of the relevant Charter or a judicial sale of that Vessel, to apply for cancellation of that Vessel’s registration in the Brazilian bareboat registry and the reinstatement of her full registry under the laws and flag of the Bahamian ship registry (each such document, if any, being a “Deregistration Document”).

13.4	Quiet enjoyment

Each of the other Banks confirms that it has authorised and instructed the Security Trustee to execute and perform the Quiet Enjoyment Letter in respect of each Vessel.

13.5	Charter Assignments

The Borrower has executed on 6 July 2012 and delivered to the Agent the Charter Assignment in respect of each Vessel.

14.	EVENTS OF DEFAULT

14.1	Defaults

Each of the following events or circumstances is an Event of Default:

14.1.1	Non-payment An Obligor does not pay on the due date any amount payable pursuant to the Finance Documents at the place and in the currency in which it is expressed to be payable or, in respect of moneys payable on demand, (unless otherwise specifically provided) within 3 Banking Days from the date of such demand.

14.1.2	Other obligations An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 14.1.1 and Clause 14.1.15) provided that no Event of Default will occur under this Clause 14.1.2 if (a) the failure to comply does not relate to the Insurances, (b) is capable of remedy and (c) is remedied within 10 Banking Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

14.1.3	Misrepresentation Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

14.1.4	Cross default

(a)	Any Event of Default (as therein defined) occurs under the Junior Loan Agreement; or

(b)	Any Financial Indebtedness of any member of the Group:

(i)	is not paid when due or within any originally applicable grace period; or

(ii)	is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)	becomes capable of being declared due and payable prior to its specified maturity as a result of an event of default (however described).

14.1.5	Insolvency

(a)	An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(b)	the value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities); or

(c)	a moratorium is declared in respect of any indebtedness of an Obligor.

14.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor; or

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor; or

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of an Obligor, or any analogous procedure or step is taken in any jurisdiction.

14.1.7	Creditors’ process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor having an aggregate value of at least $500,000 and is not discharged within 14 days.

14.1.8	Change of ownership Except with the prior consent of the Lenders:

(a)	the Borrower is not or ceases to be wholly-owned directly or indirectly by the Parent Guarantor; or

(b)	the MLP General Partner is not or ceases to be wholly-owned directly or indirectly by the Sponsor; or

(c)	the Sponsor does not own or ceases to own at least one-third of the share capital and voting rights (subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Limited Partnership Agreement) of the Parent Guarantor; or

(d)	any person or group of persons acting in concert (other than the Sponsor or any wholly-owned subsidiaries thereof) acquires more than 33% of the share capital or voting rights (subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Limited Partnership Agreement) of the Parent Guarantor.

14.1.9	Change or cessation of business An Obligor ceases, or threatens to cease, to carry on its business, or disposes or threatens to dispose of what the Agent considers a material part of its properties, assets or undertakings, or such a part is seized or nationalised, appropriated or compulsorily purchased by or under the authority of any government.

14.1.10	Unlawfulness, impossibility or repudiation It becomes impossible or unlawful for an Obligor to fulfil any of its obligations under the Finance Documents, or for any Bank to exercise any of the rights vested in it by, or to enforce the security constituted by, the Finance Documents, or any of the Finance Documents for any reason becomes invalid or unenforceable or ceases to be in full force and effect or an Obligor repudiates or evidences an intention to repudiate any of the Finance Documents.

14.1.11	Revocation or modification of authorisations Any licence, approval, consent, authorisation or registration at any time necessary or desirable for the validity, enforceability or admissibility in evidence of the Finance Documents, or for an Obligor to comply with its obligations thereunder, or in connection with the ownership or operation of any Vessel, is revoked, withheld or expires, or is modified in what the Agent considers a material respect.

14.1.12	Material litigation Any final and conclusive judgment, order or award is made by any court, arbitration board or other tribunal against any Obligor or any other member of the Group the effect of complying with which would, in the opinion of the Agent, have a Material Adverse Effect.

14.1.13	Material Adverse Change There is any Material Adverse Change.

14.1.14	Working Capital The Borrower has a negative Working Capital at any time.

14.1.15	Breach of financial covenants The Parent Guarantor fails at any time to comply with the financial covenants set out in Clause 11 of the Parent Guarantee.

14.1.16	Listing of the Parent Guarantor The Parent Guarantor ceases to be listed on the New York Stock Exchange.

14.1.17	MLP General Partner The MLP General Partner ceases to:

(a)	be the general partner of the Parent Guarantor; and/or

(b)	own a minimum of 2% of the interests in the Parent Guarantor; and/or

(c)	have the right to appoint 3 out of 7 directors to the board of directors in the Parent Guarantor (provided that if the total number of directors is increased or decreased, this number shall be increased or decreased pro rata to the total number of directors).

14.2	Banks’ remedies

Upon the occurrence of an Event of Default and at any time thereafter without prejudice to any of the rights and remedies of the Agent and/or the other Banks under any of the other Finance Documents or otherwise:

14.2.1	the Agent may, and shall if so requested by the Majority Lenders, take any one or more of the following actions:

(a)	by written notice to the Borrower declare the Total Commitments of the Increase Lenders cancelled, whereupon the same shall be cancelled;

(b)	by written notice to the Borrower demand the immediate repayment of the Loan, all interest accrued thereon and all other Outstanding Indebtedness, whereupon the same shall become immediately due and payable; and

(c)	take steps to exercise the rights and remedies conferred upon the Agent and/or the other Banks by this Agreement and the other Finance Documents and exercisable on or after the occurrence of an Event of Default; and

14.2.2	the Security Trustee may, and shall if so requested by the Majority Lenders,

take steps to enforce the security created by the Security Documents and/or otherwise exercise the rights and remedies conferred on the Security Trustee by this Agreement and the Security Documents and exercisable on or after the occurrence of an Event of Default.

15.	FEES, EXPENSES AND INDEMNITIES

15.1	[Intentionally omitted]

15.2	Amendment fee

The Borrower shall pay to the Agent for distribution to the Lenders in such proportions as they may agree with the Agent a non-refundable amendment fee on such date and in such amount as is specified in the Amendment Fee Letter.

15.3	Agency fee

The Borrower shall pay to the Agent for its own account a non-refundable agency fee on such dates and in such amount as is specified in the Agency Fee Letter.

15.4	Indemnity against costs

The Borrower shall pay to the Agent on demand, and the Borrower shall indemnify and keep each Bank indemnified against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by that Bank:

15.4.1	in the negotiation, preparation, printing, execution and registration of the Second Amendment and Restatement Deed and the other Finance Documents;

15.4.2	in the enforcement or preservation or the attempted enforcement or preservation of any of the rights and powers of the Banks (or any of them) under this Agreement and the other Finance Documents or of the security constituted by the Finance Documents;

15.4.3	in connection with any actual or proposed amendment of or supplement to this Agreement or any other Finance Document, or with any request to the Banks (or any of them) to grant any consent or waiver in respect of any provision of this Agreement or any other Finance Document, whether or not the same is given;

15.4.4	arising out of any act or omission made by the Banks (or any of them) in good faith in connection with any of the matters dealt with in the Finance Documents;

15.4.5	in the case of a Lender, resulting from its compliance with any requirement of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or, as the case may be, the European Central Bank to pay fees calculated by reference to liabilities used to fund its Contribution.

15.5	Tax indemnity

The Borrower shall pay all taxes imposed in relation to the Finance Documents (other than tax on any Bank’s overall net income) and shall on the Agent’s written demand indemnify the Banks against any and all liabilities with respect to, or resulting from, delay or omission on the part of the Borrower to pay such taxes.

15.6	Break costs and other general indemnities

The Borrower shall pay to the Agent on demand, and shall indemnify each Bank against, any Break Costs and/or other losses, expenses or liabilities whether actual or contingent (as to the amount of which the Agent’s certificate shall be conclusive and binding upon the Borrower, except in case of manifest error) suffered or incurred by that Bank in connection with or as a result of:

15.6.1	any repayment or prepayment of the whole or any part of a Tranche being made on any date other than the last day of the Interest Period applicable to it;

15.6.2	any default in payment by the Borrower of any sum due under the Finance Documents on its due date; or

15.6.3	the occurrence or continuance of an Event of Default and/or a Potential Event of Default.

15.7	Currency indemnity

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of making or filing a claim or proof against that Obligor or obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within 3 Banking Days of demand, indemnify each Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Bank at the time of its receipt of that Sum.

15.8	Increased costs

The Borrower shall, within 3 Banking Days of a demand by the Agent, pay for the account of a Bank the amount of any Increased Cost incurred by that Bank or any of its affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement except that this Clause does not apply to the extent any Increased Cost is:

15.8.1	compensated for by a payment under Clause 8.2 or Clause 15.5; or

15.8.2	attributable to the wilful breach by that Bank or its affiliates of any law or regulation.

In this Agreement “Increased Cost” means, in respect of a Bank, (a) a reduction in the rate of return from that Bank’s (or its affiliate’s) overall capital, (b) an additional or increased cost or (c) a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by that Bank or any of its affiliates to the extent that it is attributable to that Bank funding or performing its obligations under any Finance Document.

15.9	Environmental indemnity

Without prejudice to or limitation of any other rights or remedies that may at any time be available to or exercisable by the Agent or any of the other Banks, the Borrower shall indemnify and hold harmless the Agent and each of the other Banks on demand against all costs, expenses, liabilities, losses, damages, and injury, personal or economic, sustained or incurred by any of them or their property (real or personal) for any reason as a result of or in connection with any release or the emission, presence, discharge of Material of Environmental Concern on, from, affecting or caused by a Vessel under any applicable environmental laws including, but not limited to, costs and expenses incurred to clean up or remove discharged oil or other Material of Environmental Concern, damages to third parties, natural resource damage, assessments or penalties, and whether sustained or incurred during or after the Security Period.

15.10	Survival of indemnities

The indemnities contained in the Finance Documents shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness with respect to matters arising prior to such discharge.

16.	THE AGENT

16.1	Appointment of Agent

Each Lender hereby irrevocably appoints and authorises the Agent to act as its agent under this Agreement and the other Finance Documents.

16.2	Agent’s powers and discretions

The Agent shall have such powers and discretions:

16.2.1	which are expressly delegated to the Agent by the terms of this Agreement and the other Finance Documents;

16.2.2	which the Majority Lenders consider appropriate and give to the Agent (generally or in a particular case) with the Agent’s consent; and

16.2.3	which the Agent considers to be reasonably incidental to the discharge and performance of any of its functions under this Agreement or any of the other Finance Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Majority Lenders.

16.3	Agent is agent only

The relationship between the Agent and each Lender is that of agent and principal only. Nothing in this Agreement or the other Finance Documents shall constitute the Agent a trustee or fiduciary for any Lender or any other person and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

16.4	Agent to have no responsibility to Borrower

In performing its functions and duties under this Agreement and the other Finance Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Borrower or any other Obligor in any circumstances whatsoever.

16.5	Matters within Agent’s authority

Subject to Clause 16.6 and the other provisions of this Agreement and the other Finance Documents, the Agent is hereby irrevocably authorised by the Lenders in their name and on their behalf (and shall, if so directed by written notice from the Majority Lenders after the Lenders shall have consulted for a period of not less than 5 days, which direction shall be binding on all the Lenders):

16.5.1	to waive, modify, vary or otherwise amend or excuse performance of any provisions of this Agreement or any of the other Finance Documents; and

16.5.2	to enforce or take or refrain from taking any other action or proceedings with regard to this Agreement or any of the other Finance Documents,

16.6	Notification of proposed waivers and amendments

Except in cases where the Agent is of the opinion that the Lenders would be prejudiced by any delay in the Agent enforcing or taking action, in which event the Agent may, but shall not be obliged to, enforce or take action without prior notification to the Lenders, the Agent shall be obliged to notify the Lenders if it proposes to waive, modify, vary or otherwise amend or excuse performance of any provision of this Agreement or any of the other Finance Documents or to enforce or take or refrain from taking any action under Clause 14.2 and the Agent shall not be entitled to proceed with that proposal unless the Majority Lenders shall give notice to the Agent agreeing to that proposal. The Agent shall be entitled to cancel that proposal if written notice pursuant to this Clause 16.6 is not received within 5 days of the Lenders being so notified by the Agent.

16.7	Agent to act in accordance with instructions of Majority Lenders

Subject to the provisions of this Agreement and the other Finance Documents, the Agent agrees to act with respect to this Agreement and the other Finance Documents in accordance with the written instructions of the Majority Lenders. Any such instructions given by the Majority Lenders shall be binding on all the Banks. In the absence of any such instructions, the Agent shall not be obliged to act.

16.8	Agent not required to act

In no event shall the Agent be required to take any action which exposes, or is likely to expose, the Agent to personal liability or which is contrary to the provisions of:

16.8.1	this Agreement or any of the other Finance Documents; or

16.8.2	any law, regulation or directive.

16.9	Provision of copy documents to Lenders

The Agent shall furnish each Lender:

16.9.1	with copies of any documents received by it under Clause 12 (but the Agent shall not be obliged to review or check the accuracy or completeness thereof);

16.9.2	with details of any communication received from the Borrower or any other Obligor referring to this Agreement and which:

(a)	contains a request for a consent or waiver which, under the terms of this Agreement or any other Security Document, requires the consent of the Lenders or the Majority Lenders; or

(b)	states that an Event of Default or Potential Event of Default has occurred and is continuing; or

(c)	contains any other request or information which, in the reasonable opinion of the Agent, is of a material nature.

16.10	Provision of copy communications to Agent

Each Lender will, promptly after receipt or despatch thereof, forward to the Agent a copy of any communication:

16.10.1	sent by that Lender to the Borrower or any other Obligor in relation to this Agreement or any other Finance Document; or

16.10.2	received by that Lender from the Borrower or any other Obligor and, in each case, relating to this Agreement or any of the Finance Documents.

16.11	Distributions of sums received and deductions by Agent

The Agent shall (subject to Clause 7.3) distribute promptly to each Lender its due proportion of all sums received by the Agent on behalf of the Lenders under this

Agreement or any of the other Security Documents, subject to the Agent’s right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Agent, become) due and payable to the Agent from that Lender.

16.12	Agent’s retention of fees and expenses

The Agent may retain for its own use and benefit (and shall not be liable to account to any Lender for all or any part of) any sums received by it by way of fees (and not payable to any Lender) or by way of reimbursement of expenses incurred by it.

16.13	Waiver on instructions of Majority Lenders

Subject to Clause 16.14, the provisions of this Agreement and any of the Security Documents may be waived, and (subject to the written agreement of each of the other parties thereto, other than the Lenders) varied or amended, by the Agent acting on the written instructions of the Majority Lenders, in each case evidenced by an instrument in writing, and any such waiver, variation or amendment shall be binding upon all the Lenders.

16.14	Consent of Agent and all Lenders required

Nothing in Clause 16.13 shall authorise the effecting, without the prior written consent of the Agent and all the Lenders, of:

16.14.1	any change in the Applicable Margin or in the definitions of “Majority Lenders”, “Finance Documents” or “Security Documents”;

16.14.2	any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment of principal, interest, fees, or other amounts payable under this Agreement;

16.14.3	any change to Clauses 2, 3, 4, 5, 6, 7.2, 9, 11.3, 20 and 25;

16.14.4	any change to this Clause 16.14;

16.14.5	the release of any of the security created by or pursuant to the Security Documents (or any of them); or

16.14.6	any other matter in respect of which the terms of this Agreement or any other of the Finance Documents expressly requires the agreement of all the Lenders.

16.15	Borrower’ reliance upon Agent

At all times throughout the Security Period the Borrower shall be entitled to rely upon the advice of the Agent as to the giving of any approvals or consents or the exercise of any discretions by the Lenders or any other act of the Lenders as required by this Agreement and/or the Security Documents or any of them.

16.16	Consultation by Agent with Lenders

The Agent shall, subject to Clause 16.6, at all times keep the Lenders informed of each and every approval or consent given and each exercise of any such discretion and each performance of any such other act which the Agent may have performed on behalf of the Lenders as required by this Agreement or any of the Security Documents.

16.17	Consent of Agent required

Notwithstanding the provisions of Clauses 16.13 and 16.14, no provision of this Agreement or of any other of the Finance Documents which in any way relates to the duties, functions, powers or responsibilities of the Agent may be amended, waived or suspended without the prior consent of the Agent.

17.	THE SECURITY TRUSTEE

17.1	Trust Property defined

In this Clause 17, “Trust Property” means:

17.1.1	all rights, title and interests that may be mortgaged, charged, pledged or assigned in favour of the Security Trustee under or by virtue of the Security Documents;

17.1.2	all rights granted to, or held or exercisable by, the Security Trustee by virtue of this Agreement and the Security Documents;

17.1.3	all moneys and other assets, which are received or recovered by or on behalf of the Security Trustee under or by virtue of any of the foregoing rights, including as a result of the enforcement or exercise of any such right; and

17.1.4	all moneys and other assets accrued in respect of or derived from any of the foregoing.

17.2	Duties of Security Trustee

The Security Trustee shall:

17.2.1	hold the Trust Property on trust for the Banks in accordance with provisions of this Agreement and the Security Documents; and

17.2.2	perform and exercise the rights and benefits vested in it and deal with the Trust Property in accordance with the provisions of this Agreement and the Security Documents.

17.3	Security Trustee to have no responsibility to Borrower

The Security Trustee does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Borrower or any other Obligor in any circumstances whatsoever.

17.4	Security Trustee’s powers and discretions

The Security Trustee shall have such powers and discretions:

17.4.1	which are expressly delegated to the Security Trustee by the terms of this Agreement and the Security Documents;

17.4.2	which the Majority Lenders consider appropriate and give to the Security Trustee (generally or in a particular case) with the Security Trustee’s consent;

17.4.3	which the Security Trustee considers to be reasonably incidental and conducive to the discharge and performance of any of its functions under this Agreement or any of the Security Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Majority Lenders; and

17.4.4	which are conferred on a trustee by the Trustee Act 1925 and any other applicable law for the time being in force.

17.5	Security Trustee to act in accordance with instructions of Majority Lenders

Subject to the provisions of the Agreement and the Security Documents, the Security Trustee agrees to act with respect to this Agreement and the Security Documents in accordance with the written instructions of the Agent, or, if the Agent and the Security Trustee are the same person, the Majority Lenders. Any such instructions given by the Majority Lenders shall be binding on all the Banks. In the absence of any such instructions, the Security Trustee shall not be obliged to act.

17.6	Security Trustee not required to act

In no event shall the Security Trustee be required to take any action which exposes, or is likely to expose, the Security Trustee to personal liability or which is contrary to the provisions of:

17.6.1	this Agreement or any of the Security Documents; or

17.6.2	any law, regulation or directive.

17.7	Provision of copy documents to Banks

The Security Trustee shall furnish the Agent, or, if the Agent and the Security Trustee are the same person, each Lender, with copies of any documents received by it under or in connection with this Agreement or any Security Documents which it considers to be of material importance to the Banks.

17.8	Transfer of moneys to Agent

The Security Trustee shall, except as expressly stated to the contrary in this Agreement or any Security Document, transfer any moneys forming part of the Trust

Property to the Agent for application in accordance with the relevant provisions of this Agreement and the Security Documents, subject to the Security Trustee’s right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Security Trustee, become) due and payable to it, or to any receiver or agent appointed by it, under this Agreement and the Security Documents.

17.9	Security Trustee’s retention of fees and expenses

The Security Trustee may retain for its own use and benefit (and shall not be liable to account to any other Bank for all or any part of) any sums received by it by way of fees (and not payable to any other Bank) or by way of reimbursement of expenses incurred by it.

17.10	Release of security

At the end of the Security Period the Security Trustee shall release without any recourse, warranty or covenants for title whatsoever, all security granted to it pursuant to the Security Documents then held by it, whereupon the Security Trustee shall be discharged from all liabilities and obligations under this Agreement and the Security Documents.

17.11	Perpetuity period

The perpetuity period applicable to the trusts created by this Clause 17 is 125 years from the date of this Agreement.

17.12	Parallel debt

17.12.1	Notwithstanding any other provision of this Agreement the Borrower hereby irrevocably and unconditionally undertakes to pay to the Security Trustee, as creditor in its own right and not as representative of the Banks, sums equal to and in the currency of each amount payable by the Borrower to each of the Banks under or by virtue of this Agreement and the other Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any suspension of payment, moratorium, discharge by operation of law or analogous event.

17.12.2	The Security Trustee shall have its own independent right to demand payment of the amounts payable by the Borrower under this Clause 17.12, irrespective of any suspension, extinction or any other discharge for any reason whatsoever (otherwise than by payment) of the Borrower’s obligation to pay those amounts to the Banks other than a discharge by virtue of payment which those Banks are entitled to retain.

17.12.3	Any amount due and payable by the Borrower to the Security Trustee under this Clause 17.12 shall be decreased to the extent that the Banks have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by the Borrower to the Banks under those provisions shall be decreased to the extent that the Security Trustee has received (and is able to retain) payment in full of the corresponding amount under this Clause 17.12.

17.12.4	The rights of the Banks (other than the Security Trustee) to receive payment of amounts payable by the Borrower under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Trustee to receive payment under this Clause 17.12.

17.12.5	Any amounts received by the Security Trustee shall, to the extent permitted by the mandatory provisions of the applicable law, be applied in accordance with Clause 7.2.

17.13	Coordination Agreement

Each of the Banks authorises and instructs the Security Trustee to execute and perform the Coordination Agreement and each Lender undertakes for the benefit of the other Parties, the Junior Security Trustee and the Junior Lenders that, if the Security Trustee (acting on the instructions of the Junior Lenders) exercises its option under Clause 7.1 of the Coordination Agreement, it will execute and deliver a Transfer Certificate in favour of each relevant Junior Lender in the amount, at the time and in the manner required by Clause 7.2 of the Coordination Agreement.

18.	RETIREMENT OF A SERVICE BANK

18.1	Resignation of Service Bank

Each Service Bank may at any time resign its appointment under this Agreement by giving the Obligors and the other Banks not less than 30 days’ prior written notice to that effect.

18.2	Appointment of successor by Majority Lenders

After the giving by any Service Bank of a notice of termination the Majority Lenders may in writing appoint a successor.

18.3	Appointment by retiring Service Bank

If no such successor is appointed within the period specified in Clause 18.1, the relevant Service Bank may appoint as its successor any reputable bank or financial institution with an office in Bergen, Oslo or London.

18.4	Consequence of change of Service Bank

Upon the acceptance by a successor to a Service Bank of its appointment, which acceptance shall be in such form as the Majority Lenders shall approve:

18.4.1	that successor shall become bound by all the obligations of that Service Bank and become entitled to all the rights, privileges, powers, authorities and discretions of that Service Bank under this Agreement and the Security Documents;

18.4.2	the obligations of that Service Bank under this Agreement and the Security Documents shall terminate but without prejudice to any liabilities which that Service Bank may have incurred prior to that termination;

18.4.3	that Service Bank shall be discharged from any further liability or obligations under this Agreement and the Security Documents; and

18.4.4	the provisions of this Agreement and the Security Documents shall continue in effect for the benefit of that Service Bank in respect of any action taken or omitted to be taken by it or any event occurring before the termination of its obligations pursuant to this Clause 18.

19.	LIMITS OF THE SERVICE BANKS’ OBLIGATIONS

19.1	No duty to enquire

Neither Service Bank shall be obliged to ascertain or enquire:

19.1.1	either initially or on a continuing basis, as to the credit or financial condition or affairs of the Borrower, any other Obligor or any other person;

19.1.2	as to the performance or observance by the Borrower or any other Obligor of any of the terms and conditions of this Agreement or any of the other Finance Documents or any other agreement; or

19.1.3	whether any Event of Default or Potential Event of Default has occurred, and until it shall have actual knowledge or express notice to the contrary, the Service Bank shall be entitled to assume that no Event of Default or Potential Event of Default has occurred.

19.2	Responsibilities excluded

Neither Service Bank and none of their respective officers, employees or agents shall be responsible to any other Bank for:

19.2.1	any failure or delay in performance, or breach by the Borrower, of its obligations under this Agreement or any of the other Finance Documents or any other agreement or any failure or delay in performance, or breach by any of the other Obligors, of their respective obligations under any of the Finance Documents or any other agreement; or

19.2.2	any recitals, statements, representations or warranties in, or for the legality, validity, effectiveness, enforceability, admissibility in evidence or sufficiency of, this Agreement or any of the other Finance Documents or any other agreement; or

19.2.3	the legality, validity, effectiveness or enforceability of any of the security created, or purported to be created, pursuant to any of the Security Documents.

19.3	Limitation of liability

19.3.1	Neither Service Bank and none of its respective officers, employees or agents shall be liable for any loss, damage or expense suffered or incurred by the Borrower or any other Bank or any other person in consequence of any action taken or omitted to be taken by it under this Agreement or any of the other Finance Documents or in connection herewith or therewith unless caused by its gross negligence or wilful misconduct.

19.3.2	Without prejudice to the provisions of Clause 19.3.1, none of the other Parties shall take any proceedings against any officer, employee or agent of a Service Bank in respect of any claim which it may have against that Service Bank or in respect of any act or omission (including, without limitation, negligence or wilful misconduct) by that officer, employee or agent in relation to this Agreement or any of the other Finance Documents.

19.4	Other Banks’ representations and undertakings

Each Lender:

19.4.1	severally represents and warrants to the Service Banks that it has made its own independent investigation of the financial condition and affairs of the Borrower and the other Obligors in connection with the entry by it into this Agreement and the other relevant Finance Documents and in that respect has not relied on any information provided to it by either Service Bank; and

19.4.2	undertakes that it will continue to make its own independent appraisal of the creditworthiness of the Borrower and the other Obligors and will not rely on any information provided to it by either Service Bank.

19.5	Indemnification by other Banks of the Service Banks

The Lenders agree (which agreement shall survive payment of all sums due under this Agreement) to indemnify each Service Bank (to the extent not reimbursed by the Borrower) rateably according to their respective Contributions from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against that Service Bank in performing its functions or duties under this Agreement or any of the other Finance Documents, or in connection with any action taken or omitted to be taken by that Service Bank in enforcing or preserving or attempting to enforce or preserve the rights of the Banks under this Agreement or any of the other Finance Documents or any other documents or security.

19.6	Service Banks’ rights

Each Service Bank may:

19.6.1	engage and pay for the advice and services of any lawyers, accountants or other experts whose advice or services may to that Service Bank seem necessary or desirable and that Service Bank shall be entitled to rely on the advice and opinions of such lawyers, accountants and other experts and shall not be liable to any of the other parties hereto for any of the consequences of any such reliance;

19.6.2	perform all or any of its functions and duties hereunder or under the Security Documents through employees or agents or any office or branch of that Service Bank from time to time selected by it and notified to the other parties hereto;

19.6.3	rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the other parties hereto for any of the consequences of such reliance; and

19.6.4	without liability to account, make loans to, accept deposits from and generally engage in any kind of banking or trust business with the Borrower or the other Obligors as though that Service Bank was not a Service Bank.

19.7	Service Banks as Lender

If and for so long as it is also a Lender each Service Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not a Service Bank.

20.	SHARING OF PAYMENTS

20.1	Relevant circumstances

This Clause 20 applies if any Lender (the “Sharing Lender”) at any time receives or recovers (whether by way of voluntary or involuntary payment, by virtue of the exercise of its legal rights including but not limited to the right of set-off, counterclaim or otherwise howsoever) the whole or any part of any amounts due to it from the Borrower under this Agreement or any of the other relevant Finance Documents otherwise than by distribution from the Agent in accordance with the terms of this Agreement.

20.2	Payment by Sharing Lender to Agent

Subject to Clauses 20.3 and 20.4:

20.2.1	the Sharing Lender shall forthwith pay to the Agent the full amount or (as the case may be) an amount equal to the equivalent of the full amount so received or recovered;

20.2.2	as between the Borrower and the Sharing Lender, the Borrower shall remain or again become indebted to such Sharing Lender under this Agreement in the amount so paid as if it had not been received or recovered as aforesaid; and

20.2.3	the Agent shall treat the amount so paid as if it were a payment by the Borrower on account of amounts due from the Borrower under this Agreement or any of the other Finance Documents for distribution to the Sharing Lender and such of the other Lenders in the proportions in which the Sharing Lender and the other Lenders would have been entitled to receive such amount had it been paid by the Borrower to the Agent hereunder or under such Finance Documents.

20.3	Refund by Agent

Any payment and adjustment made pursuant to Clause 20.2 shall be subject to the condition that, if the amount (or any part thereof) so paid by the Sharing Lender to the Agent subsequently falls to be repaid by the Sharing Lender to the Borrower or any other person, then each of the Lenders who has received any part thereof from the Agent shall repay the amount received by it to the Sharing Lender, together with such amount (if any) as is necessary to reimburse the Sharing Lender the appropriate portion of any interest it has been obliged to pay when repaying such amount as aforesaid, and the relevant adjustments pursuant to Clause 20.2 shall be cancelled.

20.4	No sharing required

A Sharing Lender which has commenced or joined in an action or proceeding in any court to recover sums due to it under this Agreement or any of the other Finance Documents, and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights under this Agreement or any of the other Finance Documents in the same or another court.

20.5	Matters notifiable

Each Lender shall promptly give notice to the Agent of:

20.5.1	the institution by that Lender of a legal action or proceedings against the Borrower under this Agreement or under any of the other relevant Finance Documents or in connection therewith as soon as practicable thereafter (and, in any event, within 5 Banking Days); and

20.5.2	the receipt or recovery by that Lender of any amount due and payable by the Borrower under this Agreement or under any of the other relevant Finance Documents which is received or recovered otherwise than through the Agent.

Upon receipt of any such notice the Agent will as soon as practicable thereafter notify the other Banks.

21.	ASSIGNMENT, TRANSFER AND RELEASE

21.1	Successors and assigns

This Agreement shall be binding upon and inure to the benefit of each Party and its successors and assigns.

21.2	No assignment by Borrower

The Borrower may not assign or transfer all or any of its rights, benefits or obligations under this Agreement or under any of the other Finance Documents without the prior written consent of the Majority Lenders.

21.3	Transfer by Lenders

Subject to obtaining the prior consent of the Borrower, which shall not be unreasonably withheld or delayed, any Lender (the “Transferor Lender”) may transfer all or any of its rights and obligations in its capacity as a Lender under this Agreement and under the other Finance Documents to another bank or financial institution (the “Transferee Lender”), provided that no such consent shall be required if the transfer is made to an affiliate of the Transferor Lender or to another Lender (or any affiliate thereof) or if the transfer is made after an Event of Default has occurred and has been continuing for 30 days. No assignment or transfer by a Lender of any of its rights or obligations under this Agreement and the other Finance Documents shall be binding on, or effective in relation to, any other Party unless it is effected, evidenced and perfected by the delivery by the Transferor Lender to the Agent of a Transfer Certificate executed by the Transferor Lender and the Transferee Lender.

21.4	Signature of Transfer Certificate

The Agent shall as soon as practicable, but not later than the 5th Banking Day after receipt by it of a Transfer Certificate, sign the Transfer Certificate on behalf of the Obligors, itself and each of the other Banks and give notice to the Obligors and the Banks of its receipt of that Transfer Certificate (attaching a copy of it).

21.5	Authorisation of Agent to sign Transfer Certificate

Each of the other Parties irrevocably authorises the Agent to sign any Transfer Certificate on its behalf.

21.6	Effective date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided always that it is signed by the Agent under Clause 21.4 on or before that date.

21.7	Effect of Transfer Certificate

A Transfer Certificate shall have effect in accordance with the following:

21.7.1	to the extent that in that Transfer Certificate the Transferor Lender seeks to transfer its rights and/or its obligations under this Agreement and the other Finance Documents, each Obligor and the Transferor Lender shall each be released from further obligations to the other under this Agreement and the other Finance Documents and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 21.7 as “discharged rights and obligations”);

21.7.2	each Obligor, the Transferee Lender and the other Banks shall each assume obligations towards each other and/or acquire rights against each other which differ from the discharged rights and obligations only insofar as the Transferee Lender has assumed and/or acquired the same in place of the Transferor Lender;

21.7.3	the Transferee Lender and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Transferee Lender been an original party to this Agreement as a Lender with the rights and/or obligations acquired or assumed by it as a result of that transfer; and

21.7.4	if a Transferor Lender is also a Mandated Lead Arranger and that Transferor Lender transfers all of its rights and obligations as a Lender in accordance with Clause 21.3, upon that transfer becoming effective under the relevant Transfer Certificate that Transferor Lender shall automatically be released from being a Party to this Agreement in its capacity as a Mandated Lead Arranger.

21.8	Transfer fee

The Transferee Lender shall pay to the Agent for its own account a transfer fee of $2,000 on the date on which the transfer effected by the relevant Transfer Certificate becomes effective.

21.9	Sub-participation by Lenders

Any Lender may at any time without the consent of the Borrower or any other Obligor sub-participate all or any of its rights and/or obligations under this Agreement and the other Finance Documents.

21.10	Disclosure of information

Any Lender may disclose to any potential Transferee Lender, assignee or sub-participant, or to any other party with whom it may propose to enter into contractual relations in connection with this Agreement or any other of the Finance Documents, such information about the Borrower and the other Obligors and their respective businesses, assets or financial condition as that Lender shall consider appropriate.

21.11	Change of Lending Office

Any Lender may at any time and from time to time change its Lending Office by giving notice to the Agent and that change shall be effective on the later of (a) the date specified in that notice and (b) the date of receipt by the Agent of that notice from that Lender. The Agent shall promptly notify the Obligors and the other Banks of any notice received by it pursuant to this Clause 21.11.

21.12	Mitigation

If:

21.12.1	a Lender transfers any of its rights and obligations under this Agreement and the other Finance Documents in accordance with Clause 21.3 or changes its Lending Office in accordance with Clause 21.11; and

21.12.2	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the Transferee Lender or Lender acting through its new Lending Office under Clause 8.2 or Clause 15.8, then the Transferee Lender or Lender acting through its new Lending Office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or Lender acting through its previous Lending Office would have been if the transfer or change had not occurred.

21.13	Delegation

Any Bank may at any time and from to time to time delegate any one or more of its rights, powers and/or obligations under this Agreement and the other Finance Documents to any person.

21.14	Register

The Agent shall keep a register of all the Lenders for the time being with details of their respective Contributions and Lending Office and shall provide any other Party (at that Party’s expense) with a copy of the register on request.

22.	SET-OFF

22.1	A Bank may set off any matured obligation due from the Borrower under this Agreement or any other Finance Document (to the extent beneficially owned by that Bank) against any matured obligation owed by that Bank to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

23.	MISCELLANEOUS

23.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Bank, any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23.2	Waivers and amendments to be in writing

Any waiver by any Bank of any provision of this Agreement or any other of the Finance Documents, and any consent or approval given by any Bank, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given. Neither this Agreement nor any of the other Finance Documents may be amended or varied orally but only by an instrument signed by or on behalf of each of the parties thereto.

23.3	Severability

If at any time one or more of the provisions of this Agreement or any other of the Finance Documents is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

23.4	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

23.5	Conclusiveness of Bank’s certificates

The certificate or determination of a Bank of a rate or amount under this Agreement and any other Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates and is binding on the Borrower.

23.6	Force majeure

No Lender will be liable for any failure on its part to maintain its Contributions or any part thereof resulting, directly or indirectly, from any action, inaction or purported action of any government or governmental agency or any strike, boycott or blockade or any cause whatsoever outside its control.

23.7	Further assurance

The Borrower shall, upon demand, and at its own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Agent may require for the purpose of more effectually accomplishing or perfecting the transaction or security contemplated by this Agreement and the other Finance Documents.

24.	NOTICES

24.1	Addresses

All notices (which expression includes any demand, request, consent or other communication) to be given by one Party to another under this Agreement shall be in writing and (unless delivered personally) shall be given by telefax or first class pre-paid post (airmail if sent internationally) and be addressed:

24.1.1	in the case of the Agent and the Security Trustee, to it at:

Lars Hillesgt. 30

N-5020 Bergen

Norway

Telefax No: +47 55 21 19 24

Attn: Shipping Department

24.1.2	in the case of an Original Lender, Mandated Lead Arranger or Bookrunner, to it at the address set out beneath its name in Schedule 1 and, in the case of any other Lender, to it at the address specified in the relevant Transfer Certificate;

24.1.3	in the case of the Borrower, to it at:

Smedasundet 40

5529 Haugesund

Norway

Telefax No: +47 52 70 40 40

Attn: Trygve Seglem

or to such other address and/or number as is notified by any Party to the others under this Agreement.

24.2	Deemed receipt of notices

Notices addressed as provided above shall be deemed to have been duly given when despatched (in the case of telefax), when delivered (in the case of personal delivery), 2 days after posting (in the case of letters sent within the same country), or 5 days after posting (in the case of letters sent internationally), provided that any notice to the Agent or the Security Trustee shall be effective only upon its actual receipt by the Agent or the Security Trustee (as appropriate) and then only if it is expressly marked for the attention of the relevant department or officer named above (or any substitute from time to time notified by the Agent or the Security Trustee, as the case may be). In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given at the opening of business hours on the next working day in such country.

24.3	English language

All notices and documents to be given or delivered pursuant to or otherwise in relation to this Agreement and the Finance Documents shall be in the English language or be accompanied by a certified English translation.

25.	APPLICABLE LAW AND JURISDICTION

25.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

25.2	Submission to jurisdiction

The Borrower hereby irrevocably agrees for the exclusive benefit of the Banks that the English courts shall have jurisdiction in relation to any dispute and any suit, action or proceeding (referred to together in this Clause 25 as “Proceedings”) which may arise out of or in connection with this Agreement and/or any of the other Finance Documents, and for such purposes irrevocably submits to the jurisdiction of such courts.

25.3	Service of process

The Borrower hereby irrevocably agrees:

25.3.1	that, for the purpose of Proceedings in England, any legal process may be served upon SH Process Agents Limited whose registered office is presently at 1 Finsbury Circus, London EC2M 7SH (Ref: 748/47-03533) who are hereby authorised to accept service on behalf of the Borrower, which shall be deemed to be good service on such Borrower; and

25.3.2	that throughout the Security Period it will maintain a duly appointed process agent in England, duly notified to the Agent, and that failure by any such process agent to give notice thereof to it shall not impair the validity of such service or of a judgment or order based thereon.

25.4	Choice of forum

Nothing in this Clause 25 shall affect the right of any Bank to serve process in any manner permitted by law or limit the right of any Bank to take Proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings by any Bank in any other jurisdiction, whether concurrently or not.

The Borrower shall not commence any Proceedings in any country other than England in relation to any matter arising out of or in connection with this Agreement and/or any of the other Finance Documents.

25.5	Forum convenience

The Borrower irrevocably waives any objection which it may now or hereafter have on the grounds of inconvenient forum or otherwise to Proceedings being brought in any such court as is referred to in this Clause 25, and further irrevocably agrees that a judgment or order in any Proceedings brought in the English courts shall be conclusive and binding upon the Borrower and may be enforced without review in the courts of any other jurisdiction.

25.6	Consent

The Borrower consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings, including without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Schedule 1

LENDERS, COMMITMENTS AND CONTRIBUTIONS

Part 1 – Original Lenders and their Contributions

Original Lender	Lending Office	Sub-Tranche A1 Contribution ($)	Sub-Tranche B1 Contribution ($)

DNB Bank ASA	Lars Hillesgt. 30 N-5020 Bergen Norway Fax: +47 55 21 19 24 Attn: Shipping Department	10,688,273.02	11,327,693.53

Nordea Bank Norge ASA	Middelthuns gate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway Fax: +47 22 48 66 68 Attn: Shipping, Offshore and Oil Services	12,413,459.90	13,135,405.03

The Export-Import Bank of China	No. 30, Fu Xing Men Nei Street, Xicheng District Beijing 100031 People’s Republic of China Fax: +86 10 83578428 / 83578429 Attn: Xiong Jie / Derek Wu	24,842,691.00	26,031,045.60

Sumitomo Mitsui Banking Corporation Europe Limited	99 Queen Victoria Street London EC4V 4EH Fax: +44 207 786 1569 Attn: Lesley Kelly	7,261,556.09	7,352,623.84

		55,205,980.01	57,846,768.00

Part 2 – Increase Lenders and their Commitments

Increase Lender	Lending Office	Sub-Tranche A2 Commitment ($)	Sub-Tranche B2 Commitment ($)

DNB Bank ASA	Lars Hillesgt. 30 N-5020 Bergen Norway Fax: +47 55 21 19 24 Attn: Shipping Department	6,272,010.00	6,439,116.00

Nordea Bank Norge ASA	Middelthuns gate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway Fax: +47 22 48 66 68 Attn: Shipping, Offshore and Oil Services	6,272,010.00	6,439,116.00

		12,544,020.00	12,878,232.00

Schedule 2

FORM OF NOTICE OF DRAWDOWN

To:	DNB Bank ASA

Lars Hillesgt. 30

N-5020 Bergen

Norway

Date: [—] 2013

Dear Sirs

Notice of Drawdown of Additional Sub-Tranches under the $160m Loan Agreement dated 1 December 2009 (as amended and restated)

We refer to the loan agreement dated 1 December 2009 (as amended and restated by a deed of amendment and restatement dated 11 July 2013, the “Loan Agreement”) made between, amongst others, (1) ourselves as Borrower, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders and Increase Lenders and (3) DNB Bank ASA as Agent and Security Trustee pursuant to which, amongst other things, the Increase Lenders have agreed to make available to us Additional Sub-Tranches in the amount of up to $25,422,252.

Expressions defined in the Loan Agreement shall have the same meanings when used in this letter.

Pursuant to Clause 3 of the Loan Agreement we hereby give you notice that we wish to draw the Additional Sub-Tranches on [—] 2013 in the amount of $[$12,544,020] (for Sub-Tranche A2) and in the amount of $[12,878,232] (for Sub-Tranche B2).

We hereby request and authorise you to pay the proceeds of the Additional Sub-Tranches to [—] quoting the reference [—].

We confirm that:

(a)	the representations and warranties made by us as set out in Clause 10 of the Loan Agreement are true and accurate on the date hereof as if made on such date; and

(b)	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the proposed borrowing.

Yours faithfully,

For and on behalf of
Knutsen Shuttle Tankers XII KS

Schedule 3

[INTENTIONALLY OMITTED]

Schedule 4

FORM OF TRANSFER CERTIFICATE

TRANSFER CERTIFICATE

The Transferor Lender and the Transferee Lender accept exclusive responsibility for ensuring that this Transfer Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	DNB Bank ASA as agent on its own behalf and for and on behalf of the Obligors and Banks defined in the Agreement referred to below:

1.	This Transfer Certificate relates to a $160,000,000 senior loan agreement dated 1 December 2009 (as amended and supplemented from time to time, the “Loan Agreement”) now made between (1) Knutsen Shuttle Tankers XII KS as borrower (the “Borrower”), (2) the banks and financial institutions defined therein as lenders (the “Lenders”), (3) DNB Bank ASA and Nordea Bank Norge ASA as mandated lead arrangers and bookrunners and The Export-Import Bank of China as mandated lead arranger, (4) DNB Bank ASA as agent and (5) DNB Bank ASA as security trustee (as the same may from time to time be amended or varied).

2.	Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings when used in this Transfer Certificate.

3.	In this Certificate:

“Relevant Party” means each Obligor and each Bank (other than the Transferor Lender and the Transferee Lender);

“Transferor Lender” means [full name] of [lending office]; and

“Transferee Lender” means [full name] of [lending office].

4.	The Transferor Lender as beneficial owner hereby transfers to the Transferee Lender absolutely in accordance with Clause 21 of the Loan Agreement all its rights and benefit (present, future or contingent) under the Loan Agreement and the other Finance Documents to the extent of [—]% of the Transferor Lender’s Contributions outstanding, details of which are set out below:

Transferor Lender’s Contribution	Amount to be Transferred
Sub-Tranche A1	$	[—]
[Sub-Tranche A2	$	[—]]
Sub-Tranche B1	$	[—]
[Sub-Tranche B2	$	[—]]

5.	By virtue of this Transfer Certificate and Clause 21 of the Loan Agreement the Transferor Lender is discharged [entirely from its Contributions][from [—]% of its Contributions].

6.	The Transferee Lender hereby requests the Agent and the other Banks to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 21 of the Loan Agreement so as to take effect in accordance with the terms thereof on [—].

7.	The Transferee Lender:

7.1	confirms that it has received copies of the Loan Agreement and the other Finance Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

7.2	confirms that it has not relied and will not hereafter rely on the Transferor Lender or any other Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the other Finance Documents or any such other documents or information;

7.3	agrees that it has not relied and will not rely on the Transferor Lender or any other Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Loan Agreement or any of the other Finance Documents (save as otherwise expressly provided therein);

7.4	warrants to the Transferor Lender and each Relevant Party that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the other Finance Documents;

7.5	if not already a Lender, appoints the Agent to act as its agent as provided in the Loan Agreement and the other Finance Documents and agrees to be bound by the terms thereof; and

7.6	confirms the accuracy of the administrative details set out in the Schedule to this Transfer Certificate.

8.	The Transferor Lender:

8.1	warrants to the Transferee Lender and each Relevant Party that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so; and

8.2	undertakes with the Transferee Lender that it will, at its own expense, execute any documents which the Transferee Lender reasonably requests for perfecting in any relevant jurisdiction the Transferee Lender’s title under this Transfer Certificate or for a similar purpose.

9.	The Transferee Lender hereby undertakes with the Transferor Lender and each Relevant Party that it will perform all those obligations which by the terms of the Loan Agreement will be assumed by it after this Transfer Certificate takes effect.

10.	If this Transfer Certificate takes effect during an Interest Period, the Agent shall make all payments which would have become due to the Transferor Lender under the Loan Agreement during that Interest Period if no such transfer had been effected to the Transferor Lender and the Transferee Lender according to the percentages of the Transferor Lender’s Contributions transferred and retained pursuant to Clauses 4 and 5 of this Transfer Certificate, and the Transferor Lender and the Transferee Lender shall be responsible for paying to each other pro rata all amounts (if any) due to them from each other for that Interest Period. On and from the commencement of the immediately succeeding Interest Period, the Agent shall make all payments due under the Loan Agreement for the account of the Transferor Lender to the Transferor Lender and shall make all payments due under the Loan Agreement for the account of the Transferee Lender to the Transferee Lender. This provision is for administrative convenience only and shall not affect the rights of the Transferor Lender and the Transferee Lender under the Loan Agreement.

11.	Neither the Transferor Lender nor any other Bank:

11.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the other Finance Documents or any other document relating thereto;

11.2	assumes any responsibility for the financial condition of the Borrower or any other party to the Loan Agreement or any of the other Finance Documents or any other document relating thereto or for the performance and observance thereof by (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).

12.	The Transferor Lender and the Transferee Lender undertake that they will on demand fully indemnify the Agent and the Security Trustee in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent’s or Security Trustee’s gross negligence or wilful misconduct, as the case may be.

13.	The agreements and undertaking of the Transferee Lender in this Transfer Certificate are given to and for the benefit of and made with each of the Relevant Parties.

14.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

Transferor Lender

By: [—]

Dated: [—]

Transferee Lender

By: [—]

Dated: [—]

Agent (for and on behalf of itself and for every other Relevant Party)

By: [—]

Dated: [—]

Schedule

ADMINISTRATIVE DETAILS OF TRANSFEREE LENDER

Name of Transferee Lender:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for Payments:

Schedule 5

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